CONFIDENTIAL

Negotiated Master
Standard Buying Agreement

US version

NEGOTIATED MASTER STANDARD BUYING AGREEMENT (“MSBA’’)

This Master Standard Buying Agreement (the “Agreement”) is made and entered into this 11th day of March, 2011 (the “Effective Date”) by and between LOWE’S COMPANIES, INC., a North Carolina corporation, having its principal place of business located at 1000 LOWE’S Boulevard, Mooresville, North Carolina 28117 (hereinafter referred to as “Lowe’s”) and Vul Corporation, a corporation organized under the laws of California, having its principal place of business located at 469 Seventh Ave., Suite 356, New York, NY 10018, and its parents, subsidiaries and affiliates (collectively referred to herein as “Vendor”), by and through its authorized agent.

Statement of Purpose

Vendor is in the business of manufacturing and/or distributing products and desires to sell such products (the “Products” or “Product”) to Lowe’s for distribution to the customers of Lowe’s subsidiaries, affiliates and/or customers.  The parties desire to enter into this binding Agreement to set forth the terms and conditions under which Vendor may provide Products to Lowe’s for retail distribution.

Therefore, in consideration of the mutual covenants and premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vendor and Lowe’s, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           “Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of the applicable entity whether through the ownership of voting securities or otherwise.

The capitalized terms in this Agreement shall have the meaning set forth in this Article or elsewhere in the AGREEMENT.

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1.2           “Applicable Laws and Standards” means:

(a)           all existing and/or enacted or later enacted laws, rules, ordinances, codes, regulations, treaties, orders, decisions, directives and/or requirements of any governmental, judicial or administrative body, of the Country of Origin of any Product, any country in which a component part of any Product is manufactured, distributed or offered, the United States, Canada, Mexico, each U.S. state, Canadian Province and each locality and jurisdiction where the Products are sold, whether in the United States or in any foreign country, whether or not such laws or standards are specifically referred to in this Agreement, whether amended or modified, including, but not limited to, the Federal Trade Commission (“FTC”); Federal Communications Commission (“FCC”); U.S. Food and Drug Administration (“FDA”); Environmental Protection Agency (“EPA”); Consumer Products Safety Commission (“CPSC”) and the U.S. Department of Transportation, including without limitation, the Consumer Product Safety Act; Magnuson-Moss Warranty-Federal Trade Commission Improvement Act; Wool Products Labeling Act; Federal Food, Drug and Cosmetics Act; Federal Hazardous Substances Act; California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”); the Robinson-Patman Act; Hazardous Materials Transportation Act; the Solid Waste Disposal Act, including the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”); the Toxic Substances Control Act (‘‘TCSA”); the Marine Mammal Protection Act; the Endangered Species Act; the Forest and Rangeland Renewable Resources Planting Act of 1974; the Federal Water Pollution Control Act; the Clean Air Act; the Noise Control Act; the National Environmental Policy Act; the Safe Drinking Water Act; the Emergency Planning and Community Right-to-Know Act; the Pollution Prevention Act of 1990; the Montreal Protocol on Substances that Deplete the Ozone Layer; the Atomic Energy Act; Fair Packaging and Labeling Act; Textile Fiber Products Identification Act NAFTA and any other trade agreement(s); and the export and re-export control laws of the U.S. or any other app\cable jurisdiction; and

(b)           all rules, regulations, requirements and standards of any applicable industry or trade organization, safety organization or entity that sets applicable standards, in the United States, Canada, Mexico or any other applicable jurisdiction, including the Country of Origin of any Product, any country in which a component part of any Product is manufactured, distributed or offered, Canada, Mexico, each U.S. state, Canadian Province and each locality and jurisdiction where the Products are sold, whether in the United States or in any foreign country, whether or not such rules or standards are specifically referred to in this Agreement; including without limitation, the Underwriters Laboratories, Inc. (“UL”) (including all language requirements); the National Fire Protection Association (“NFPA”) the American National Standards Institute (“ANSI”); the International Standards Organization (“ISO”); the American Society for Testing and Materials (“ASTM”); the United States Fair Labor Standards Act (“FLSA”) and the Consumer Product Safety Commission (“CPSC”);

(c)           the Vendor Requirements; and

(d)           all amendments to any of the foregoing in this Section.

1.3           “Catalog Information” means all photographs, illustrations, designs, graphical representations, dimensions, performance criteria, specifications, data, and other information in any form relating to the goods or services of Vendor, or used by Lowe’s in connection with the Catalog.

1.4           “Catalog” means the software module developed by or for Lowe’s relating to the Products of Vendor and that incorporates the Catalog Information.

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1.5           “Intellectual Property Right and Intellectual Property Rights” means (a) all copyright rights under the copyright laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression; (b) all rights to and under all new and useful, patentable and unpatentable inventions, discoveries, designs, technology and art, including but not limited to, all improvements thereof and all know-how related thereto, including all letters patent and patent applications in the United States and all other countries (and all letters patent at issue therefrom) and all reissues, reexaminations, extensions, renewals, divisions and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof; (c) all statutory and common law trademark and service mark rights and the goodwill associated therewith, and all applications and registrations to issue therefrom under all intellectual property laws of the United States, each U.S. state, and all other countries for the full term and any renewals thereof; (d) Internet domain names and applications therefor and URLs; (e) electronic or other databases to the extent protected by intellectual property or other law in any jurisdiction; (f) all Trade Secrets; (g) all Confidential Information; (h) know-how; and (i) all worldwide intellectual property rights, industrial property rights, proprietary rights and common law rights, whether registered or unregistered, not otherwise included in the foregoing, including, without limitation, all trade dress, algorithms, concepts, processes, methods and protocols.

1.6           “Lowe’s Integrated Solution” means the system created by Lowe’s or at Lowe’s instruction for product and service selection, pricing, ordering, manufacture, supply chain management, delivery, installation, billing, warranty, and related matters.

1.7           “Person” means any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental body or agency, body politic or any other entity in its own or any representative capacity.

1.8           “Product Knowledge” means the Catalog Information and all other information, materials, systems, software, data, methods or processes (regardless of form) used by Lowe’s in connection with the Catalog or that relates to Lowe’s use of the Catalog in or its retail and/or commercial store environment; or the ordering, manufacture, delivery or installation of Products and services by Lowe’s or any of Lowe’s vendors to Lowe’s customers, including without limitation, derivations of Lowe’s or at Lowe’s instruction of any product and service information provided by any of Lowe’s vendors.  “Product Knowledge” also includes any modifications to the look and feel of the graphical user interface of the Catalog.  “Product Knowledge” does not include the dimensions, performance criteria, pricing data, product specifications, or other quantitative data pertaining to Vendor’s Products and services that are provided by Vendor.

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1.9           “Trade Secret” means, without limitation and without regard to form, any technical or non- technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, list of actual or potential customers or suppliers, etc., which is not commonly known by or available to the public, and which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Lowe’s Trade Secrets specifically includes all software, and any information described in this provision that Lowe’s obtains from another party, which Lowe’s treats as proprietary or designates as trade secrets, whether or not owned or developed by Lowe’s.  The term “Trade Secret” does not include any materials or information of the types specified above to the extent that such materials or information: (i) are or become publicly known or generally utilized by others; or (ii) as established by documentary evidence, are known to the other party, prior to the receipt of such materials or information from the party claiming ownership; or (iii) are furnished to others by the party claiming ownership with no restriction on disclosure; or (iv) are rightfully received from a third party without any breach of the Agreement or such third party’s obligations of confidentiality.  Failure to mark any Trade Secret as confidential will not affect its status as a Trade Secret under this Agreement.

ARTICLE II
LICENSE GRANT

2.1           License.  For the term of this Agreement and for a reasonable sell-through period thereafter (and consistent with the terms and conditions set forth in this Agreement), Vendor hereby grants to Lowe’s a limited royalty free license to sell, offer for sale, distribute, and promote Products (including packaging) that incorporate in whole or in part the patent, copyright, trademark, trade dress or other Intellectual Property Rights of Vendor.

ARTICLE III
PRODUCTS AND SERVICES

3.1           Order Processing.

(a)           Lowe’s, may, in its sole discretion, submit purchase orders to Vendor for the quantities of Products that Lowe’s desires to purchase (the “Purchase Order” or “Purchase Orders”) from Vendor pursuant to the terms of this Agreement.  Vendor acknowledges and agrees that a Purchase Order is voidable by Lowe’s unless issued by an authorized representative of Lowe’s.  Each Purchase Order shall state the type and quantity of Products ordered, the price to be paid per unit of Product, the required date of shipment or delivery, any shipping instructions and any other terms of purchase related to such Products.

(b)           Each of Lowe’s Affiliates shall have the right to purchase Products from Vendor pursuant to the terms of this Agreement by issuing a Purchase Order hereunder.  For the purposes of each Purchase Order issued by an Affiliate of Lowe’s, all references to “Lowe’s” in this Agreement shall mean and refer to such Affiliate.  Notwithstanding the foregoing, Lowe’s shall be responsible for obligations arising under this Agreement as a result of Purchase Orders issued by Lowe’s Affiliates, and Vendor shall have no cause of action, claim or demand, and hereby covenants not to sue or maintain any form of action, claim or demand against any Lowe’s Affiliate arising out of any Purchase Order issued by such Lowe’s Affiliate under this Agreement.

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(c)           Nothing in this Agreement shall obligate Lowe’s to purchase Products or to submit a Purchase Order for Products from Vendor or limit the right of Lowe’s to purchase products that are similar to or competitive with the Vendor’s Products from entities other than Vendor, or to simultaneously offer similar or competitive products for sale.  For further clarification, this Agreement is not a requirements contract.  Except for a valid Purchase Order, no other communication or document on (whether oral, written or electronic), including a Lowe’s forecast, is a commitment by Lowe’s to purchase Products, unless otherwise specified in writing by an authorized representative of Lowe’s.

(d)           Each Purchase Order shall be deemed accepted by Vendor according to the terms, conditions and requirements of this Agreement if Vendor acknowledges the Purchase Order or ships any of the Products ordered.  Vendor acknowledges and agrees that its acceptance of each Purchase Order submitted by Lowe’s shall be according to the terms, requirements and[ conditions set forth in this Agreement.  Vendor’s modification of, or provision of additional terms to, a Purchase Order (i.e. writing in, striking through or providing additional documents) after its submission by Lowe’s to vendor shall have no effect unless the changes and/or additions are agreed to in writing and signed by an authorized representative of Lowe’s, and shall not affect Vendor’s acceptance of the Purchase Order.  Any terms contained on any Statement of Work or Purchase Order that are inconsistent with the terms of this Agreement shall be of no force or effect, unless such Statement of Work or Purchase Order expressly indicates the parties’ intention to modify the Agreement for the purpose of that Statement of Work or Purchase Order and specifically references the section to be modified,

(e)           Vendor shall perform each Purchase Order in accordance with the terms and conditions set forth in this Agreement, the Vendor Requirements and the Purchase Order submitted by Lowe’s.

(f)           All Product backorders are cancelable by Lowe’s, without penalty or other recourse by Vendor.

(g)           The requirements applicable to Vendor pursuant to this Agreement establish the minimum performance standards required of Vendor hereunder.  Vendor will fulfill all Purchase Orders submitted by Lowe’s unless Vendor provides at least sixty (60) days prior written notice that it will not accept future Purchase Orders,

3.2           Supply.

(a)           Vendor shall take all necessary steps, in accordance with the Vendor Requirements, to ensure an uninterrupted supply of Products to Lowe’s, shall treat Lowe’s as a favored customer with respect to production capacities, and shall use its best efforts to provide the Products to Lowe’s in a timely manner, without delay, interruption or slow downs.

(b)           Vendor agrees and understands that time is of the essence,

(c)           Vendor shall notify Lowe’s in writing no less than thirty (30) days in advance of any anticipated delays in production and/or shipping that may impact the Products’ availability, delivery, quantity and/or quality.

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(d)           Lowe’s, at its option, may take steps to assist Vendor in securing supply to Vendor of anything necessary for Vendor’s performance.  Any cost incurred by Lowe’s in doing so shall, at Lowe’s option, be charged back to or collected from Vendor.

(e)           Vendor acknowledges that although it may provide a suggested manufacturer’s resale price to Lowe’s, Lowe’s shall have the full and unfettered I discretion to establish the resale prices for Lowe’s customers.

3.3           Most Favored Customer.  At no time during the Term of this Agreement shall Vendor sell Products to any entity on terms more favorable than those offered and/or otherwise made available to Lowe’s, including, without limitation, with respect to the price and payment terms applicable to Products, program support, growth or sales initiatives, warranties, allowances, rebates, co-op advertising and incentives.  If, at any time during the Term of this Agreement, Vendor sells any Products to an entity other than Lowe’s on terms that are more favorable taken as a whole than those offered and/or otherwise made available to Lowe’s (a “Triggering Event”), Vendor shall immediately (a) notify Lowe’s in accordance with the notice provisions set forth in this Agreement and (b) enter into an amendment to the applicable Purchase Order(s) and, if applicable, this Agreement, to provide Lowe’s with terms that are at least as favorable as such other terms.  Such amendment(s) shall apply to all pending and future Purchase Orders, and retroactively to all Purchase Orders for Product that was shipped, or for which payment was made beginning thirty (30) days prior to the occurrence of the Triggering Event.

3.4           Electronic Commerce.  Vendor and Lowe’s may, at Lowe’s option, transmit or receive any Purchase Order and otherwise communicate certain other information pertaining to their business relationship hereunder by use of the Site or such other business-to-business web site as Lowe’s may maintain from time to time.  The parties acknowledge and agree that any transactions conducted by such means shall be enforceable and subject to all terms and conditions of this Agreement.

3.5           Access to Information.  Lowe’s may, in its sole discretion, grant Vendor access to a secure portion of the Site and/or certain data on the Site pertaining to Vendor’s business with Lowe’s on a limited, revocable, non exclusive, non-transferable basis for the purpose of placing a Purchase Order with Vendor, obtaining or providing Internet-based application or support services and/or exchanging product, sales and related information (the “Information”).  Vendor’s use of and access to the Site and Information shall at all times be subject to the terms of this Agreement, the Vendor Requirements, Lowe’s form of Subscriber Agreement and any successor agreement thereto, and any guidelines, terms of use, rules, regulations or restrictions posted on the Site or otherwise issued by Lowe’s from time-to-time in its sole discretion, each of which is incorporated herein by reference and hereby made a part of this Agreement.

3.6           Digital Certificate.

(a)           Vendor’s access to the secured portion of the Site (if such access is granted by Lowe’s) and to any Information shall be through the use of one or more digital certificates issued to Vendor by Lowe’s (collectively, the “Certificate”).  The Certificate will be deemed accepted by Vendor upon its receipt unless Vendor, in accordance with the notice provisions of this Agreement, notifies Lowe’s of any inaccuracy or defect in the Certificate within three (3) Business Days thereafter.  For purposes of this Agreement, Business Day means any of Monday, Tuesday, Wednesday, Thursday or Friday, excluding all national holidays in the United States observed by the Federal Reserve Bank.

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(b)           By accepting the Certificate, Vendor represents, warrants, agrees and covenants that during the Term of this Agreement: (i) each digital signature created using the private key corresponding to the public key listed in the Certificate is the digital signature of the Vendor; (ii) Vendor shall retain control of its private key and take all necessary precautions to prevent its loss, disclosure, modification or unauthorized use; (iii) Vendor, in accordance with the notice provisions of this Agreement, shall immediately notify Lowe’s if the private key is lost, disclosed, modified or used without authorization; (iv) Vendor shall protect the secrecy of the private key associated with the Certificate through the use of encryption software or hardware tokens as reasonably specified by Lowe’s from time-to-time; (v) all information provided by Vendor and contained in the Certificate is true; and (vi) the Certificate will be used solely for purposes consistent with this Agreement and only in accordance with all conditions of use that may be established by Lowe’s from time-to-time.

(c)           Lowe’s may suspend or revoke the Certificate at any time and for any reason.  During suspension, or permanently upon revocation, the Certificate’s operational period shall immediately be considered terminated; provided, however, that any such suspension or revocation shall not affect any underlying contractual obligations created or communicated under this Agreement.  In the event of any such suspension or revocation, the private key corresponding to the public key contained in the Certificate shall be safeguarded by Vendor throughout the period of suspension and destroyed upon revocation.  Upon notice of revocation of the Certificate, Vendor shall permanently remove the Certificate from Vendor’s server, any electronic device or hard drive and/or other computer equipment on which it is installed by Vendor and thereafter not use it for any purpose whatsoever.

3.7           EDI and Barcoding.

(a)           At Lowe’s sole option, Electronic Data Interchange “EDI” is required for all Vendors with more than one hundred (100) Purchase Orders or invoices, or any combination thereof placed or received by Lowe’s during Lowe’s fiscal year.  At Lowe’s sole option, Lowe’s may require EDI for Vendors with fewer than one hundred (100) Purchase Orders or invoices, or any combination thereof placed or received by Lowe’s during Lowe’s fiscal year.  With respect to International Transactions EDI will include advisement of the Purchase Order.

(b)           Vendor shall provide all data related to Products to Lowe’s electronically, or as otherwise specified by Lowe’s, and in accordance with the Vendor Requirements.  Without limitation, all Products must be registered with a Global Data Synchronization Network (“GDSN”) certified datapool for the purpose of data synchronization or as otherwise required by Lowe’s or set forth in the Vendor Requirements.  All Product data synchronization, including new Product setups and changes to existing Products, will be communicated to the Lowe’s Product Content Management (“PCM”) application.

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(c)           Lowe’s requires Vendor to have scannable Universal Product Code “UPC” label, or such other labeling as Lowe’s may require from time to time, affixed to Products sold to Lowe’s according to the Uniform Code Council’s specifications or such other specifications as Lowe’s may designate.  A scannable UPC label or other label designated by Lowe’s shall be affixed to each unit of each Product sold by Vendor to Lowe’s.

(d)           All standard shipping containers (master cartons, bundles, pallets, inner packs, etc.) containing fixed multiples of the same item must have an Interleaved 2 of 5 (UPC Shipping Container Code), or such other coding as Lowe’s may require from time to time, placed on the packaging according to the Uniform Code Council’s specifications or such other specifications as Lowes may designate.  The model number or Lowe’s item number, as instructed by Lowe’s, and unit count contained within each level of packaging must be printed in human readable form.

(e)           Lowe’s, at its sole option, may require Vendor to provide to Lowe’s samples of the Interleaved 2 of 5 code, UPC labels or such other coding and labels as Lowe’s may require hereunder for approval prior to their application to the containers and Products.

(f)           In the event that Vendor: (i) fails to apply Vendor’s scannable UPC label, scannable Interleaved 2 of 5 codes or such other labels and codes as Lowe’s may require hereunder; (ii) labels Product with incorrect UPC bar codes, Interleaved 2 of 5 codes or such other labels and codes as Lowe’s may require hereunder; (iii) provides Lowe’s with inaccurate UPC labels, Interleaved 2 of 5 codes or such other labels and codes as Lowe’s may require hereunder; (iv) applies poor quality, non-scannable UPC labels, Interleaved 2 of 5 codes or such other labels and codes as Lowe’s may require hereunder; (v) substitutes Product without prior written notification of new UPC bar codes, Interleaved 2 of 5 codes or such other labels and codes as Lowe’s may require hereunder; or (vi) otherwise fails to meet Lowe’s requirements for coding and labeling, then Vendor shall pay Lowe’s a charge in accordance with the Vendor Requirements.  The payment of said charge is in addition to any other damages or other amounts that may be incurred by or payable to Lowe’s.

3.8           Delivery.  Except as specifically provided herein, Domestic Transactions and International Transactions are subject to the following delivery requirements.  All shipping, delivery and related terms used herein shall have the meanings given to such terms by the International Commercial Terms 2000 (“Incoterms 2000”) definitions of such terms, as published by the International Chamber of Commerce from time to time, unless otherwise defined herein.

(a)           Vendor shall ship all Products to Lowe’s in accordance with the terms of the applicable Purchase Order(s) and the Vendor Requirements.  Vendor acknowledges that the timely, proper and complete delivery of the Products ordered is critical and that Vendor may be subject to charges for failure to comply with the shipping and delivery requirements set forth in the Vendor Requirements.

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(b)           All transportation, delivery and freight costs arising out of Vendor’s noncompliance with the terms of a Purchase Order or the Vendor Requirements including, but not limited to, split shipments, failure to follow Lowe’s routing instructions, or errors in classification of Products (including, in the case of International Transactions, errors in the classification of Products by Lowe’s resulting from Vendor’s failure to provide Lowe’s with accurate and sufficient information for the proper classification of the Products by Lowe’s), are the sole responsibility of Vendor and, at Lowe’s sole discretion, may bb charged back to or collected from the Vendor.

(c)           Prepaid freight shipments shall have a delivery date (and upon Lowe’s request, a ship date) specified on, and all prepaid freight charges shall be separately itemized on applicable invoices.  Vendor shall provide, upon Lowe’s request, a copy of the applicable freight bill for each prepaid invoice.  Upon Lowe’s request, Vendor shall provide for any shipment, whether prepaid or collect, an itemized invoice showing all costs and addons such as storage, expedited shipping, customs or other governmental charges, etc.  For prepaid freight shipments, Vendor shall be solely responsible for the full and timely payment of all freight charges due to third party carriers with respect to such shipments and, with respect to any failures in this regard, Vendor shall indemnify, defend and hold Lowe’s harmless against any claims by such carriers or other third parties with respect to such freight charges.  In the event Vendor fails to make full and timely payment of such freight charges, Lowe’s, in accordance with this Agreement, shall be entitled to charge back to or collect from Vendor all freight charges prepaid by Lowe’s.

(d)           Vendor represents, agrees and warrants that, at the time of delivery of each Product, there shall be no liens, pledges, encumbrances, security interests, options or other restrictions directly or indirectly affecting any Product or Lowe’s rights to market, advertise, use or sell such Product.

(e)           Except as set forth in subsection (a) of the “Delivery Requirements for International Transactions” Section with respect to International Transactions, all sales are F.O.B. Origin unless otherwise agreed to in writing and signed by an authorized representative of Lowe’s.  Vendor agrees to provide pricing for alternative shipping and delivery terms as requested by Lowe’s.  During the Term of this Agreement, Lowe’s shall have the right, in its sole discretion, to choose among such alternative shipping and delivery terms for any Purchase Order(s).

(f)           For F.O.B. Destination orders, no liability shall be incurred by Lowe’s and the risk of loss shall not pass to Lowe’s until legal title passes upon delivery of the Products to the final destination(s) of Lowe’s, in good condition and accepted by Lowe’s.

(g)           Vendor will be solely responsible for, and will indemnify, defend and hold Lowe’s harmless against claims by carriers or third parties for additional charges resulting from extended unloading time for unscheduled deliveries or any other failure to follow Lowe’s routing requirements.

(h)           Vendor agrees to ship all Purchase Orders timely and complete in accordance with the Vendor Requirements.  Vendor shall advise Lowe’s immediately in writing if any Product cannot be shipped to be received by the date(s) specified on each individual Purchase Order.  No Product shall be shipped for arrival to Lowe’s prior to the specified delivery date unless consented to in writing and signed by an authorized agent of Lowe’s.  All collect shipments must have a ship by date or arrival date, whichever is specified by Lowe’s, set forth in the invoice.  Any Product shipment or delivery that does not comply with the terms of this Agreement may subject Vendor to a charge as specified in the Vendor Requirements.

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(i)           In addition to compliance with the other terms and conditions of this Agreement and any applicable laws and regulations, Vendor shall ensure that a detailed packing slip and/or electronic advanced ship notice (as directed by Lowe’s), including item number, the Purchase Order number, store and/or distribution center number, model number, quantity and shipper’s name accompanies each shipment of Product; provided that, in the case of International Transactions, ocean shipments are not required to include packing slips.

(j)           All cartoning must be capable of withstanding the rigors of the transportation and physical distribution process as outlined in the Vendor Requirements.  All master cartons must protect inner packs, individual sales units and Product.  Upon discovery, any shipments resulting in concealed damage may be returned, at Lowe’s option, to the Vendor F.O.B. Origin, Freight Collect.  If Lowe’s elects to return such shipment Freight Prepaid, Vendor will, upon demand, reimburse Lowe’s for the actual freight expense incurred by Lowe’s or Lowe’s may charge back such costs to Vendor.  Cartons must also be blocked and braced to secure the entire load during transit Any costs to return the load to presentable condition will be charged back to Vendor.

(k)           Vendor is responsible, at its cost, for procuring insurance for the Product to the F.O.B. point for full replacement value, including freight, if applicable.  Upon Lowe’s request, Vendor shall file claims for loss or damage in reference to any Product shipment, whether prepaid or otherwise.  All uncollectible portions of a Product damage claim, concealed or otherwise, may be charged back to or collected from Vendor.  For F.O.B. Destination orders, risk of loss shall not shift from Vendor to Lowe’s until Vendor and/or its agent bas delivered the Products to the appropriate Lowe’s location, in good condition and accepted by Lowe’s.

(l)           Any shipments resulting in concealed damage that originated with Vendor or while Vendor had the risk of loss which is discovered upon receipt of the Products by Lowe’s may be destroyed or returned by Lowe’s without prior approval from Vendor.  Vendor shall reimburse Lowe’s for the cost of the damaged Products, the pro rata cost of the transportation charges for said Products, including without limitation, collect freight charges, customs brokerage fees, customs fees and duties and any other amounts lost by Lowe’s (including lost profits) occasioned by the concealed damage.

(m)           Lowe’s requires unitization of all Product and all units must be stretch-wrapped prior to shipment.  Vendor’s Product unitization shall be through the use of 48”x40” hardwood pallets with 4-way forklift entry and no product overhanging the pallet.  Any exception to Lowe’s unitization requirements must be approved in advance in writing and signed by an authorized representative of Lowe’s logistics department.

(n)           Multiple Purchase Orders on the same truck or ocean container must be segregated.  Identical items on each Purchase Order must be unitized.

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(o)           Vendor will only accumulate less than truck-load (“LTL”) shipments in accordance with the Vendor Requirements.  Vendor must adhere to the specified ship dates and arrival dates per the designated routings.

3.9           Delivery Requirements for International Transactions.  In addition to the requirements set forth above, International Transactions are subject to the following additional delivery requirements:

(a)           The terms of sale that apply to International Transactions will be as specified by Lowe’s in the Vendor Requirements.  Vendor shall be liable for all export licenses, export taxes and tees.  Vendor shall deliver the products “On Board” the ship , truck or railcar (as applicable) and provide a non-negotiable Clean Seaway Bill of Lading or Bill of Lading (as applicable) without any stipulations.  The delivery requirements shall be specified on an International Vendor Set-Up Sheet, in the form required by Lowe’s from time to time, and the Vendor Requirements and may require the following methods of delivery:

i.	F.O.B. Port of Departure

ii.	F.C.A. Port of Departure

iii.	F.O.B. Consolidation Center

iv.	F.C.A. Consolidation Center

v.	Ex Works, named place

Lowe’s shall have the right to select any of the delivery requirements described above as its delivery terms during the term of this Agreement, and Lowe’s reserves the right, in its sole discretion, to change from one delivery requirement to another in accordance with the Vendor Requirements.

(b)           F.C.A. Consolidation Center shipments must have a ship date.  At Lowe’s option, Vendor will communicate to third parties in the chain of distribution matters relating to shipment of Products, including without limitation, delivery dates for the Products.

(c)           All cartoning must be capable of withstanding the rigors of the international transportation and physical distribution process and all other requirements as outlined in the Lowe’s carton specifications and loading and shipping requirements as Lowe’s may advise or make available to Vendor from time to time.

(d)           Vendor must complete a pre-loading/stuffing container inspection document in the form required by Lowe’s from time to time.

(e)           Vendor shall place specific markings on the Products in order to identify the manufacturing month and year, as described in the Lowe’s product identification and traceability requirements as Lowe’s may advise or make available to Vendor from time to time.

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(f)           Products which have been determined to be out of compliance with any United States Bureau of Customs and Border Protection Regulations, Canadian Border Services Agency Regulations, including any applicable United States or Canadian law, rule, regulation or administrative requirements related to Product packaging, standards, marking or labeling, either by Lowe’s or any appropriate governmental authority will be either: (i) returned to Vendor, at Vendor’s expense, in which case Vendor shall reimburse Lowe’s for all costs associated with said Products, a pro rata share of transportation charges, including without limitation, collect freight charges, customs brokerage fees, customs fees and duties, lost profits and any additional damages which may be applicable, or (ii) Lowe’s or its customers may choose to properly package, mark or label any Product out of compliance; in such case, Vendor shall reimburse Lowe’s for all costs associated therewith, including all attorneys’ fees and expenses incurred, any costs of any applicable transportation charges, including without limitation, collect freight charges, customs brokerage fees, customs fees and duties, lost profits and any additional damages which may be applicable.

3.10           Cancellations.  For Domestic Transactions Lowe’s reserves the right to cancel in whole or in part any Purchase Order at any time prior to shipment without recourse by Vendor.  For International Transactions Lowe’s reserves the right to cancel in whole or in part any Purchase Order up to thirty (30) days prior to shipment without recourse by Vendor.  Lowe’s reserves the right to refuse or return any Products comprising all or any portion of any Purchase Order that is not shipped complete, as ordered and in accordance with the terms in this Agreement and in compliance with all details, including requested ship and arrival dates, as outlined in the Purchase Order.

3.11           Return or Destruction.  Without limiting the rights of Lowe’s under the “Delivery” Section, Lowe’s has the right to revoke acceptance and/or to return, reject or destroy Products defective in design, packaging, materials or workmanship supplied by Vendor and receive full credit for such Products.  In doing so, Lowe’s may select among the Product return options available to Lowe’s under the Vendor Requirements.  Vendor agrees that in the absence of a signed agreement to the contrary, Lowe’s may destroy any defective Product without obtaining Vendor authorization.  Upon Lowe’s request, Vendor shall provide Lowe’s with any information necessary to facilitate Lowe’s disposal or return to Vendor of any Products which are defective, off-specification, mislabeled or which otherwise fail to conform to any Purchase Order.  For International Transactions, Vendor agrees that in the absence of a negotiated and signed Defective Products Return Policy, Lowe’s will adhere to the following general guidelines: defective Products will be destroyed by Lowe’s, its customer or the retailer without obtaining Vendor return authorization.  Vendor further agrees to reimburse Lowe’s for the destroyed Products at Lowe’s store landed cost, including without limitation, all collect freight charges, duty, internal distribution costs and brokerage fees.

3.12           Continued Obligations.  Lowe’s revocation of acceptance of, or return, rejection or destruction of, Products shall not relieve Vendor from its obligations arising out of this Agreement and shall not relieve Vendor from liability from any failure to ship conforming Products under the Purchase Order or from breach of any representation or warranty.  Failure of Lowe’s to state a particular defect upon revocation of acceptance or return, rejection or destruction of Products shall not preclude Lowe’s from relying on such unstated defect to establish a breach of this Agreement or otherwise.  Resale, repackaging, testing, repacking, separating or cutting up for resale or for use shall not be considered as acceptance of Product with defects in design, packaging, labeling, materials or workmanship so as to bar Lowe’s right to return, reject or to destroy such Products or to revoke acceptance.

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3.13           Return Shipping.  Lowe’s has the right to designate any Product returned to Vendor as F.O.B. Origin, Freight Collect without requiring Vendor return authorization.  If Lowe’s elects to return the Product Freight Prepaid, Vendor will, upon demand, reimburse Lowe’s for the actual freight expense.  Vendor acknowledges and agrees that the Vendor Requirements apply to shipping of all returned Product.  Regardless of the method of return, Vendor agrees to reimburse Lowe’s for any costs related to the Product return.

3.14           Installed Products.  In the event any Product defective in design, packaging, labeling, materials or workmanship is installed by Lowe’s and/or its independent contractors, Vendor agrees that such installation shall not preclude Lowe’s ability to revoke acceptance or to initiate the return, rejection or destruction of such defective Product by Lowe’s and shall not relieve Vendor from its obligations arising out of this Agreement.

3.15           Product Recalls.  Vendor will comply with applicable consumer product safety laws and related regulations and guidelines, including, without limitation, all provisions of the Consumer Product Safety Act or any like Canadian, Mexican or United States law or comparable state or province law (collectively, “Consumer Product Safety Laws”), with respect to the Products.  Recalls of Products shall be undertaken as required by a governmental agency, court or other authority or in Lowe’s discretion.  If Vendor determines in its discretion that a report to the Consumer Product Safety Commission (hereinafter the “Commission”) is warranted under the Consumer Product Safety Laws, Vendor will prepare and submit such report.  Vendor agrees to promptly provide copies to Lowe’s of all correspondence to and from the Commission with respect to the Products.  In the event the Commission requires a corrective action plan with respect to the Products (a “CAP”), or if Vendor determines in its reasonable discretion that a CAP is required under the Consumer Product Safety Laws, without regard to any proceeding or determination by the Commission, Vendor will conduct such CAP at its own expense in such reasonable manner as is determined by Vendor and as will satisfy the requirements of the Consumer Product Safety Laws.  Vendor has no right or authority to, and shall not, unilaterally bind Lowe’s to any aspect of a proposed CAP without the separate written consent of an officer of Lowe’s Companies, Inc.  Nothing in this paragraph shall prevent Lowe’s from taking any actions that may be required of it under the Consumer Product Safety Laws, or from communicating directly with the Commission with respect to the Products.  If any issue with the Product(s) arises that: (a) is sufficiently serious and widespread to threaten the marketing of the Product or the reputation of Lowe’s or Lowe’s customers: or (h) poses a previously unforeseen safety hazard; or (c) causes any governmental agency, including without limitation the Consumer Products Safety Commission, to require a change in the Product; such that a recall or Product Improvement Program (a “PIP”) is a reasonable corrective action, the parties shall consult in the execution of such Product recall or PIP.  Vendor shall bear, and indemnify, defend and hold Lowe’s and its customers harmless from and against, any and all costs, fees, damages, claims and expenses associated with any Product recall, CAP, PIP, or any other order of the Consumer Product Safety Commission or other applicable governmental agency, court or other authority concerning the Products, and reimburse Lowe’s any amounts Lowe’s paid Vendor for such Products and reimburse Lowe’s and/or its customers for damages and/or lost profits incurred in connection therewith.  Lowe’s may, or may require Vendor to, determine the manner and method by which any recall shall be carried out.  In addition to the foregoing, Vendor agrees to cooperate with Lowe’s in any Product return program or policies adopted by Lowe’s from time to time.

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3.16           Advance Notice of Material Changes.  Vendor shall notify Lowe’s in advance of any proposed changes in Products that would materially alter the nature, quality, durability, size, composition, style, performance, functionality or character of such Products.  Moreover, if any proposed material change will affect Products subject to an existing Purchase Order, Lowe’s receipt of Vendor’s advance notice of the proposed material change in the Product shall, without limiting Lowe’s rights under the “Cancellations” Section, result in Lowe’s ability to cancel the subject Purchase Order without recourse to Vendor.  In addition, Vendor shall provide Lowe’s at least thirty (30) days prior written notice of any proposed changes in Vendor’s premises or any premises used in the production, supply and/or distribution of Products after the Effective Date.  Failure to provide Lowe’s with such notice may result in immediate suspension of business with Vendor, without the need for Lowe’s to give any prior notice to Vendor, in addition to, and not to the exclusion of, any and all other rights and remedies available to Lowe’s as set forth in this Agreement.

3.17           Facility Inspection.  Lowe’s and its agents shall have the authority to enter upon Vendor’s premises or any premises used in the production, supply or distribution of Products for the purposes of inspection for determining compliance with the terms of this Agreement.  This right to inspection includes, but is not limited to, the right to inspect the workforce, employee records, equipment, production runs or the procedures used by Vendor in manufacturing or having manufactured Products to assure compliance with Vendor’s obligations under this Agreement or any pertinent laws, orders or decrees applicable to Lowe’s, Lowe’s customers and any Product.  In the event that Vendor is not in complete control of the premises in question, Vendor agrees that it will obtain all necessary and proper consents that will allow Lowe’s and its agents to exercise the rights set forth in this Section.  Vendor will produce such consents upon request by Lowe’s or its agents.  Inspection by Lowe’s shall not alleviate Vendor’s obligation to comply with all Applicable Laws and Standards, orders or decrees or be viewed as Lowe’s acquiescence to any non-compliance by Vendor.

3.18           Export Administration.  Upon Lowe’s request, Vendor will promptly provide all applicable Export Administration Regulation product classifications and supporting documentation for the Products, including without limitation: Certificates of Origin (General Use, NAFTA, and/or other trade agreement(s)), Export Control Classification Numbers (“ECCN’s”), export license information, and “Schedule B” (export) and Harmonized Tariff Schedule (import) codes.

ARTICLE IV
RESOURCES

[RESERVED]

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ARTICLE V
CHARGES

5.1           Payment.  Vendor shall invoice Lowe’s for Products in accordance with the Vendor Requirements.  Lowe’s shall make payment to Vendor for all undisputed, properly invoiced amounts in accordance with the Vendor Requirements.  Any deviation from the negotiated payment terms must be communicated and agreed to in writing and signed by an authorized representative of Lowe’s prior to invoicing.  Payment of an invoice does not constitute acceptance of the Products and is without prejudice to any and all claims Lowe’s may have in connection therewith.

5.2           Manner of Payment.  Except as specifically provided herein, Domestic Transactions and International Transactions are subject to the following payment requirements:

(a)           All invoice and/or credit memoranda must be mailed or electronically transmitted promptly and accurately to an address specified by Lowe’s.  All billing transactions that cannot be processed due to their failure to comply with Lowe’s billing requirements may be returned for re-billing or held for correction without the loss of applicable discounts.  Vendor agrees that Lowe’s will not be responsible for lost discount, interest and/or service charges related to the late payment of invoices which are so delayed.  Vendors may be subject to an administrative processing charge per non-compliant invoice.

(b)           All invoices, credit memoranda, bills of lading, related documents and other correspondence must reference the Purchase Order Number or Assigned Control Number (Example: RMR #) and the specific Lowe’s store and/or distribution center number(s) to which the transactions apply.  In addition, Vendor must list Lowe’s item numbers on invoices and packing slips as well as list line items in the same sequence as ordered.  In lieu of requiring proof of shipment or delivery on all invoices, Lowe’s reserves the right to request proof of shipment or proof of delivery for selected transactions at a later date.  Vendor’s failure to provide proof of shipment or delivery as requested by Lowe’s shall result in Lowe’s right to withhold or deny payment until such proof is submitted and accepted by Lowe’s.  Vendor agrees that in no circumstance shall Lowe’s be liable for any invoice if the requested proof of shipment or delivery is not provided within ninety (90) days of Lowe’s request, and Lowe’s shall have the right to charge back to or collect from Vendor any payments made to Vendor for such invoices.

(c)           Except as set forth in the “Manner of Payment for International Transactions” Section with respect to International Transactions, Lowe’s pays from invoice only.  Vendor shall submit one invoice per Purchase Order (shipment) with no backorders being allowed by Lowe’s.  Invoicing should be initiated on the day of shipment (not before) and reference the agreed upon F.O.B. terms and freight payment responsibility (e.g., collect or prepaid).  Lowe’s reserves the right to charge back to or collect from the Vendor any shortages between Product received and Product invoiced.

(d)           Except as set forth in “Manner of Payment for International Transactions” Section with respect to International Transactions, payment terms begin on the date of satisfactory receipt of all Products being invoiced, or receipt of a correctly completed invoice, whichever is later, without loss of discount.  On all proximate (“Prox.”) and end of month (“E.O.M.”) dating, Products received after the twenty-fourth (24th) of any month shall be payable as if received on the first day of the following month.  The parties agree that the payment due date will be the day the remittance is to be postmarked.

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(e)           Lowe’s may include unit pricing on all outgoing EDI Purchase Orders.  Vendor agrees to notify Lowe’s of any higher price discrepancies prior to shipment and invoicing.  Any price discrepancy invoiced but not agreed to by Lowe’s in writing before shipment is ineffective at the sole discretion of Lowe’s.

(f)           Without limiting and in addition to Vendor’s obligations in the “Most Favored Customer” Section of this Agreement, Vendor acknowledges that Vendor has provided Lowe’s its best pricing and delivery terms in respect to the sale of Products to Lowe’s.  Vendor agrees that if prior to Product delivery and acceptance by Lowe’s, there is any reduction in Vendor’s regular selling price for the Product, Vendor will notify Lowe’s and the price specified on the Purchase Order will be reduced to the lower price.  In addition, Vendor agrees that should its pricing or delivery terms become more favorable after execution of this Agreement or any Purchase Order(s) made pursuant to this Agreement, then in that event, the terms of this Agreement or any Purchase Order(s) automatically shall change to the more favorable terms.  Lowe’s shall have the exclusive discretion in determining if the terms become more favorable after the execution of this Agreement or any Purchase Order(s) made pursuant to this Agreement.  Vendor is required to provide pricing that adequately reflects and passes onto Lowe’s, the savings Vendor incurs due to reduced administrative, labor, transportation, packaging costs and any other cost savings Vendor incurs due to the economies of scale provided by Lowe’s Purchase Orders.

(g)           Lowe’s requires a minimum of sixty (60) days prior written notice for all proposed price increases.  A proposed price increase cannot take effect until thirty (30) days after the Lowe’s authorized representative agrees in a signed writing to the price increase requested by the Vendor.  In addition, it is agreed that for price increases, the date set forth on the Lowe’s Purchase Order determines the applicable price for Product.

(h)           Lowe’s shall have the absolute and unconditional right, at any time and in its sole discretion, to effectuate a setoff or recoupment of any debt owing by Lowe’s to Vendor against any claim Lowe’s may have against Vendor (including, without limitation, claims based on defective merchandise, delivery shortages, Vendor overcharges or other billing errors, or any other claim relating to this Agreement or the Vendor Requirements, including claims related to Vendor’s indemnification obligations).  Lowe’s may exercise its setoff and recoupment rights by deducting the amounts owed to it by Vendor from any Lowe’s remittance or payment to Vendor, or in any other manner deemed appropriate by Lowe’s.  In addition to any other rights of setoff Lowe’s may have, for International Transactions, if Vendor has a debit balance with Lowe’s, the amount owed will be deducted from the next remittance or a check from the Vendor to clear this amount will be paid within thirty (30) days at the option of Lowe’s.  Vendor further agrees that at Lowe’s option, Vendor shall reimburse Lowe’s or Lowe’s customers for any amount owed by Vendor arising out of the terms of this Agreement.

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(i)           Lowe’s is authorized to collect all funds owed to Lowe’s by Vendor, including without limitation delinquent amounts for prepaid freight charges, charges for defective products, or any charges or fees assessed against Vendor pursuant to the terms hereof, by deducting such funds from any monies owed to Vendor by Lowe’s.  This deduction authorization is valid for all payment forms, including, but not limited to, Check, Electronic Funds Transfer (“EFT”), Letter of Credit, Lowe’s Debit Memo, Vendor’s Credit Memo or Bank Assisted Open Account.  The mere fact that adequate funds are not available to allow a deduction shall not alleviate the Vendor’s responsibility for payment of funds due Lowe’s.  Vendor acknowledges and agrees that Lowe’s shall be able to deduct monies in advance for continuing amounts owed to Lowe’s by Vendor, including without limitation, delinquent amounts for prepaid freight charges, charges for defective products, or any charges or fees assessed against Vendor pursuant to the terms hereof.

(j)           If there is no amount due Vendor or if the amounts due Vendor are less than the funds due Lowe’s, the Vendor shall pay Lowe’s the difference in the amount due within thirty (30) days of receipt of notification by Lowe’s.

(k)           Vendor acknowledges that, if it is a non-resident of Canada for purposes of the Income Tax Act (Canada), Lowe’s will be required to withhold fifteen percent (15%) of any payment made to Vendor with respect to services rendered by Vendor or any subcontractor of Vendor in Canada, unless Vendor obtains a waiver of such withholding requirement from the Canada Revenue Agency, and provides a· copy of such waiver to Lowe’s prior to the time such payment is due.  For greater certainty, such withholding requirement will not apply to the sale of goods hereunder.

(l)           Funds that are to be remitted to Lowe’s via check or wire transfer will, unless otherwise specified by Lowe’s, be paid in U.S. dollars.  Unless otherwise specified by Lowe’s, all invoices will be in U.S. dollars and Vendor shall, subject to applicable law, accept payment in U.S. dollars.

5.3           Manner of Payment for International Transactions.  In addition to the payment requirements set forth above, International Transactions are subject to the following additional payment requirements:

(a)           All invoice memoranda regarding Products purchased for resale must be mailed or electronically transmitted promptly and accurately to the address specified by Lowe’s, Lowe’s designated banking partner, or Third Party Value Added Network mailbox, to which Vendor acknowledges Lowe’s has provided to Vendor information and specifics.

(b)           In addition to the requirements set forth in subsection (b) of the ‘‘Manner of Payment” Section, on all invoices for International Transactions, Vendor must also list for all Products an adequate noun description for each Product, a country of origin statement, identification of the actual Product manufacturer (including name and address of factory) and type of currency.

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(c)           Vendor acknowledges that Lowe’s is not obligated to pay any invoice until the full Purchase Order of the Products ordered are received pursuant to the delivery terms agreed upon between the parties.  Vendor shall submit one invoice per Purchase Order (shipment) and one Purchase Order per invoice with no backorders being allowed by Lowe’s (provided that in the case of International Transactions utilizing letters of credit or bank assisted open account instruments, the parties may agree to use one invoice and packing slip for a single bill of lading).  Invoicing should be initiated on the day of shipment (not before) and reference the correct shipping terms as well as the freight payment responsibility (collect or prepaid).  Lowe’s reserves the right to charge back to the Vendor any shortages between Products received and Products invoiced.

(d)           In respect to Products purchased by Lowe’s from Vendor which are to be paid by a letter of credit or bank assisted open account instrument, Vendor shall follow all requirements as set forth in the LGS Letter of Credit and any other Lowe’s documents associated with said purchase.  Vendor acknowledges that Lowe’s is not obligated to pay any invoice until the full order of the Products ordered are received pursuant to the delivery terms agreed upon between the parties.

(e)           Payment will be made in accordance with the terms mutually agreed upon in writing between the parties.  Any deviation from the negotiated payment terms must be communicated and agreed to in writing by Lowe’s prior to accepting an order.  Payment terms begin on the date of satisfactory receipt of all documents required by Lowe’s in accordance with the Vendor Requirements.  The average transit time for a specific Vendor will be added to invoice/shipment date to determine the day on which dating is to begin.

5.4           Disputed Amounts.  Lowe’s shall be entitled to dispute in good faith any invoiced amount by giving notice to Vendor and to withhold any such disputed amount pending final resolution of the dispute.  Any such dispute may be submitted for dispute resolution in accordance with the “Dispute Resolution” Section of this Agreement.

5.5           Factoring.  Vendor agrees that any proposed assignment, factoring or other transfer of Vendor’s rights to receive payments under this Agreement shall be ineffective unless Vendor shall notify Lowe’s and obtain Lowe’s prior written consent.  Vendor acknowledges and agrees that any factor takes subject to Lowe’s right to debit from payments any funds owed to Lowe’s and Lowe’s right of setoff, each as outlined above.  Vendor covenants and agrees to inform any factor of such rights of Lowe’s before assigning any right to the factor.

ARTICLE VI
TAXES

6.1           Taxes and Fees.  As between Lowe’s and Vendor, any and all taxes, fees, imports or stamps required to be paid or collected under the laws of any local, state, federal or foreign jurisdiction whether in the United States or any foreign country, relating to the manufacture, distribution, sale or export of Products, other than taxes based on Lowe’s income or the retail sale of Products by Lowe’s to its customers shall be the responsibility of, and promptly paid or remitted by, Vendor to the appropriate governmental authority.  In the case of Products that are imported by Persons other than Lowe’s, Vendor shall be responsible for and shall pay any U.S. excise taxes relating to the manufacture, storage, use, and sale of the Products by Vendor.

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ARTICLE VII
OWNERSHIP

7.1           Jointly Developed Displays.

(a)           With acknowledgment that the terms and conditions of this paragraph have been expressly bargained for, with respect to any Product display developed jointly by Lowe’s and Vendor (“Joint Displays”), Vendor acknowledges and agrees that as between it and Lowe’s, Lowe’s owns and shall own all right, tide and interest in and to the Joint Displays, including, without limitation, all Intellectual Property Rights therein.  To the extent that as between the parties all such rights do not automatically vest in Lowe’s hereunder or by operation of law, Vendor agrees to and hereby assigns, conveys and transfers all right, title and interest it may have or acquire in or to any Joint Displays to Lowe’s, including, without limitation, all Intellectual Property Rights therein and all rights of action against third parties that Vendor had, has or may have in the future based thereon and waives all moral rights in respect thereof Vendor agrees, at Lowe’s expense, to provide Lowe’s with assistance as reasonably required to vest or perfect Lowe’s ownership of the same and to cooperate with Lowe’s and to do all acts reasonably requested by Lowe’s to evidence, establish, procure, apply, register, record, maintain, enforce and defend Lowe’s ownership interests therein within such time period(s) as is reasonably required to enable Lowe’s to timely preserve or assert its rights in the United States or any other jurisdictions.  The parties will cooperate in securing from the designers and inventors of the display, documentation confirming the assignment and, if applicable, waiver, of their rights therein to or in favor of Lowe’s.  Vendor shall not challenge Lowe’s ownership of the Joint Displays or any part thereof.  Lowe’s hereby grants Vendor a non-exclusive, non-assignable, royalty-free license (without the right to sublicense) to use the Intellectual Property Rights in the Joint Displays to manufacture, have manufactured, and import the Joint Products and Joint Displays, but only to the extent necessary to sell and deliver the Joint Displays to Lowe’s and provide service to Lowe’s.

(b)           Lowe’s will have the exclusive right to use the Joint Displays as it chooses, and Vendor will not use, give, sell, lease, provide, or otherwise convey the Joint Displays, or any portion thereof, or any Product or system of Product display that is derivative of or similar to the display or any portion thereof or any permission for use thereof, to any individual or entity other than Lowe’s without the prior written consent of Lowe’s.

7.2           Catalog Development.  Vendor and/or Lowe’s may request the development of a Catalog (as that term is described in Schedule 1) to facilitate the display and/or sale of Vendor’s Products and services by Lowe’s.  The parties’ rights and obligations relative to the Catalog, when applicable, shall be as set forth in Schedule 1 and attached hereto, which terms, conditions, and obligations are hereby incorporated herein by reference and are accepted and agreed to by the parties.

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7.3           Jointly Developed Products.  With acknowledgment that the terms and conditions of this paragraph have been expressly bargained for, with respect to any Product(s) developed jointly by Lowe’s and Vendor (“Joint Products”), Vendor acknowledges and agrees that as between it and Lowe’s, Lowe’s owns and shall own all right, title and interest in and to the Joint Products, including, without limitation, all Intellectual Property Rights.  To the extent that as between the parties all such rights do not automatically vest in Lowe’s hereunder or by operation of law, Vendor agrees to and hereby assigns, conveys and transfers all right, title and interest it may have or acquire in or to any Joint Products to Lowe’s, including, without limitation, all Intellectual Property Rights therein and all rights of action against third parties that Vendor had, has or may have in the future based thereon and waives all moral rights in respect thereof Vendor will, at Vendor’s expense, cause its employees, agents and subcontractors who are involved in the development or design of Joint Products to assign and convey to or in favor of Lowe’s (or if applicable, waive), without royalty or other consideration, their entire right, title and interest, including any Intellectual Property Rights, in and to the Joint Products and all inventions, discoveries, improvements, innovations, ideas, designs, drawings, works of authorship, formulas, methods, techniques, concepts, configurations, compositions of matter, computer programs, computer code, writings, or any combination thereof, produced or created by them, alone or in conjunction with others, in connection with the development or design of the Joint Products.  Vendor shall provide Lowe’s with assistance as reasonably required to vest or perfect Lowe’s ownership of all right, title and interest in and to the Joint Products, including without limitation, all Intellectual Property Rights therein, and to cooperate with Lowe’s and to do all acts reasonably requested by Lowe’s to evidence, establish, procure, apply, register, record, maintain., enforce and defend Lowe’s ownership interests therein within such time period(s) as is reasonably required to enable Lowe’s to timely preserve or assert its rights in the United States or any other jurisdictions.  Vendor shall not challenge Lowe’s ownership of the Joint Products or any part thereof.  Lowe’s hereby grants Vendor a non-exclusive, non-assignable, royalty-free license (without the right to sublicense) to use the Intellectual Property Rights in the Joint Products to manufacture, have manufactured, and import the Joint Products, but only to the extent necessary to sell and deliver the Joint Products to Lowe’s and provide service to Lowe’s.  Lowe’s will have the exclusive right to use the Joint Products as it chooses, and Vendor will not use, give, sell, lease, provide, or otherwise convey the Joint Products, or any portion thereof, to any individual or entity other than Lowe’s without the prior written consent of Lowe’s.  Notwithstanding any provision of this Agreement to the contrary, Lowe’s specifically disclaims any and all warranties with respect to any Joint Products, including without limitation that they will be free of any third party claims of infringement, and Vendor hereby waives any and all right to indemnity in the event of such claim.

7.4           Ownership of Product Displays.  Vendor acknowledges and agrees that any signage, display, in- store fixture or other tangible material delivered by Vendor to Lowe’s for use in connection with the promotion, display and presentation of Products shall be included in the cost of such Products, shall be owned by Lowe’s and Lowe’s shall not be obligated to return to Vendor or destroy such signage, display or other material.  All displays shall conform to the Vendor Requirements and with all Applicable Laws and Standards.  The assembly and/or construction of such displays shall be the responsibility of the Vendor, and all costs associated therewith, regardless of which party performs the assembly and/or construction, shall be borne by Vendor.

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ARTICLE VIII
CONFIDENTIALITY

8.1           Confidentiality of Exchanged Information.  It is anticipated that in connection with the transactions contemplated by this Agreement, Vendor may obtain or have access to Confidential Information of Lowe’s as the term is defined in the “Confidential Information Defined” Section.  Vendor shall, and shall cause each of its employees, contractors, agents and assigns to: (a) keep in confidence all Confidential Information and limit the disclosure of such information within Vendor’s organization to those who “need to know’’ such information for purposes of the performance of this Agreement; (b) not use any Confidential Information for any purpose other than the performance of this Agreement; (c) not disclose any Confidential Information to any third party, including Vendor’s agents, contractors and assigns (if any), without the advance written consent of an officer of Lowe’s; (d) not disclose any Confidential Information to any indirect and/or direct competitors of Lowe’s; and (e) return all Confidential Information, including all tangible, electronic copies and analyses thereof, to Lowe’s promptly after the first to occur of the expiration or termination of this Agreement or upon written request.  The protection afforded by this Agreement to the Lowe’s Confidential Information is not intended to limit, and does not limit, in any way any of the protection provided to the Lowe’s Confidential Information under any applicable law.

8.2           Confidential Information Defined.  As used herein, the term “Confidential Information” means information about a party’s business, assets or operations deemed by such party to be of commercial or competitive value and not commonly known to others within such party’s industry and specifically includes, without limitation, Information (as defined in the “Access to Information” Section) and the terms and conditions of this Agreement.  Examples of Confidential Information include, without limitation, any information regarding a party’s marketing techniques, pricing, sales, product evaluations, business prospects, customers, employees and relationships with vendors and suppliers.  Confidential Information shall not include information which the receiving party demonstrates by documentary evidence: (i) was known to the public at the time of its disclosure, or becomes known to the public after the disclosure through no fault of the receiving party; (ii) as evidenced by prior written documentation, was rightfully in its possession prior to the time of the disclosure; (iii) as evidenced by prior written documentation, was developed by the receiving party independent of the disclosure by the disclosing party; or (iv) is required by law to be disclosed; provided that the receiving party gives the disclosing party prior written notice thereof and ensures that such information is disclosed only under conditions in which its confidentiality is maintained and so as to provide the disclosing party the opportunity to obtain such protective orders or other relief as may be available in the circumstances.

8.3           Equitable Relief.  Vendor acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, Lowe’s will have no adequate remedy in damages and, accordingly, will be entitled to injunctive relief against such breach or threatened breach in addition to any other remedies available at law or in equity.  Vendor waives the defense that an adequate remedy at law exists for any breach or threatened breach of this Agreement and waives the requirement of a bond for injunctive relief as a remedy to protect against any breach or threatened breach of this Agreement.

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ARTICLE IX
REPRESENTATIONS AND WARRANTIES

9.1          Requirements.  Vendor represents, warrants and agrees:

(a)           that the manufacture, production, construction, formulation, development of standards, testing, preparation, processing, assembly, labeling, distribution, contents, design, workmanship, warnings, instructions, merchandising, packaging, specifications, certifications, registration, use, publication, marketing, promotion, offer for sale, sale, distribution, shipment, disposal, display, import and export, packaging, documentation, advertising, promotional materials and quality of Products and anything related and associated with a Product, and all conduct of Vendor in connection therewith, shall comply in all respects with all Applicable Laws and Standards;

(b)          that the weights, measures, signs, legends, words, particulars or descriptions (if any) stamped, printed or otherwise attached to the Products or packaging or referring to the Products are complete, true and correct and comply with all Applicable Laws and Standards;

(c)           that each selling unit of each Product, as required by all Applicable Laws and Standards, as well as all Product packaging shall be marked with the Country of Origin either stamped, printed or forged in a size and location which complies with the United States Bureau of Customs and Border Protection Regulations, Canadian Border Services Agency Regulations and any applicable United States or Canadian law, rule, regulation or administrative requirements;

(d)          that no Products will be labeled as being “Made in America,” “Made in U.S.A.,” or with similar wording unless all components or elements of such Product are in fact made in the United States of America;

(e)           the price and other terms and conditions of sale, the terms on which all promotional and advertising matter are furnished by Vendor to Lowe’s and all guarantees, warranties, labels and instructions furnished in connection with any Product comply with all Applicable Laws and Standards;

(f)           that Vendor shall provide Lowe’s with a guaranty form executed by an officer of Vendor if prescribed by any Applicable Laws and Standards, along with Vendor’s invoice (before payment is required to be made and without the loss of discounts);

(g)          that Vendor shall provide Lowe’s and/or its designee with a complete and current Material Safety Data Sheet for substances contained in each Product prior to the first shipment of such Product to Lowe’s.  Vendor shall place any and all relevant UPC bar codes on each Product’s Material Safety Data Sheet required by this Agreement and/or by Applicable Laws and Standards.  Vendor is under an ongoing duty to provide Lowe’s and/or its designee with any amended, modified and/or updated Material Safety Data Sheet as long as Lowe’s offers for sale any Product supplied by the Vendor;

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(h)           that prior to shipping Product to Lowe’s, Vendor shall provide Lowe’s with a written list of any and all substances contained in a Product that are on the list of chemicals in Proposition 65.  Vendor is under an ongoing obligation to notify Lowe’s if any substance in a Product is placed on the list of Proposition 65 chemicals after the Effective Date of this Agreement All Products shall include all warnings, disclosures and instructions required by any and all Applicable Laws and Standards including, but not limited to, those related to chemicals, batteries, mercury, latex and the Proposition 65 list of chemicals;

(i)            that the Products shall not contain any substance, including, without limitation, mercury, which is banned by any Applicable Laws and Standards;

(j)            that a Product (including component parts) and its associated packaging materials shall not contain or be manufactured with ozone depleting chemicals that have been banned by the Environmental Protection Agency, including, without limitation, hcfc-21, hcfc-22 and/or hcfc-31, or with any other ozone depleting chemicals that have been banned by Applicable Laws and Standards (Vendor will inform Lowe’s if any Product (including component parts) or its associated packaging materials contain or are manufactured with any ozone depleting chemicals, and Vendor shall be required to include any relevant ozone depleting chemical weight, by Product, on all invoices; and, in addition to the foregoing, in the case of International Transactions, in advance of shipment of any Product, Vendor shall notify Lowe’s that ozone depleting chemicals listed in Section 4682(a)(2) of the U.S. Internal Revenue Code were used as material in the manufacture of such Product or that such ozone depleting chemicals were not used as material in the manufacture of such Product);

(k)           that Vendor shall comply with all provisions of the Fair Labor Standards Act (“FLSA”) or other Applicable Laws and Standards in connection with the manufacture of any Product.  No labor used in producing Products shall be supplied wholly or in part by convicts or prisoners (except convicts or prisoners on parole, supervised release or probation) in any penal or reformatory institution;

(l)            that all labor used by Vendor and/or its vendors or suppliers is furnished by employees with a minimum age of no less than sixteen (16) years.  Vendor acknowledges Lowe’s policy of purchasing Products from Vendors who do not use child labor in the production of goods;

(m)           that if the importation of the Products into the U.S. or Canada or the sale of the Products in the U.S., Canada or Mexico is enjoined or otherwise stopped for any reason, then in that event, Lowe’s may (in addition to exercising any other remedy that Lowe’s may have at law or in equity), at Lowe’s option and at Vendor’s expense, require Vendor to either remove the reason for said injunction or stoppage, or alternatively, require Vendor to substitute other Products approved in writing by Lowe’s that are not subject to the injunction or stoppage.  If such event occurs (injunction or stoppage of the Products), then Vendor shall pay Lowe’s all damages and expenses incurred by Lowe’s and/or Lowe’s customers due to said injunction or stoppage, which shall include, but is not limited to the following: lost profits, attorneys’ fees and expenses incurred along with any associated expenses (such as testing fees, engineering consultant fees, etc.) that Lowe’s and/or Lowe’s customers may expend or incur to ensure compliance.  Lowe’s at its exclusive option, may back charge or set off any funds due to Vendor in respect to its damages or expenses to overcome any injunction or stoppage of importation of the Products; and

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(n)           that Vendor shall, for purposes of its compliance with the terms of this Agreement, maintain knowledge of Applicable Laws and Standards in each locality and jurisdiction where the Products are sold by Lowe’s, whether in the United States or in any foreign country, including additional localities and jurisdictions where Lowe’s elects to sell Products after the Effective Date.

9.2           Representations and Warranties of Vendor.  In addition to the representations and warranties of Vendor set forth elsewhere in this Agreement, Vendor represents and warrants to Lowe’s as follows:

(a)           Vendor is a corporation, partnership or limited liability company (as applicable) duly organized, validly subsisting or existing and in good standing under the laws of the jurisdiction of its organization.  Vendor is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Vendor has the full right, power and authority to enter into and perform its obligations under this Agreement and to conduct its business as now conducted and hereafter contemplated to be conducted and is in compliance with its Articles of Incorporation and Bylaws, Partnership Agreement or Limited Liability Company Agreement (as applicable).  This Agreement has been duly executed and delivered by Vendor and constitutes a legal, valid and binding obligation of Vendor, which is enforceable against Vendor in accordance with its terms;

(b)           The execution, delivery and performance of this Agreement and all instruments and documents to be delivered by Vendor are within the Vendor’s corporate, partnership or limited liability company (as applicable) power and have been duly authorized by all necessary or proper action, including the consent of shareholders, partners or members (as applicable) if required; do not and will not contravene any provisions of the Vendor’s Articles of Incorporation or Bylaws, Partnership Agreement or its Limited Liability Company Agreement (as applicable);

(c)           Vendor has supplied and will continue to supply accurate and continuing information to Lowe’s and to Product end users, which relates to Product safety, whether oral or written, including but not limited to, information set forth on any Vendor Information Sheet, Item Set Up Sheet, International Vendor Set Up Sheet or other document provided to Lowe’s.  Moreover, Vendor has signed or will sign a Lowe’s Vendor Information Sheet, and has complied with all other requirements of the Vendor Requirements;

(d)           Vendor agrees that neither it nor its employees, contractors and/or subcontractors are in a dual or joint employment relationship with Lowe’s regardless of the fact that Products and services are provided to Lowe’s under this Agreement;

(e)           The execution, delivery and performance of this Agreement by Vendor shall not result in the breach of any terms of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Vendor to any third-party;

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(f)           The Products and their packaging and labeling, including, without limitation, the manufacture, use, distribution, advertisement, importation into the United States, sale and offer to sell thereof, do not and shall not infringe or misappropriate any Intellectual Property Right, confidential information, right of privacy, publicity or other intellectual property or industrial rights of any party regardless of whether the party’s rights originate within or outside the United States (Vendor will provide Lowe’s with such evidence as Lowe’s may request evidencing appropriate authorizations from any third parties with Intellectual Property Rights in or related to the Products to allow Lowe’s to engage in the foregoing activities with respect to the Products, including, without limitation, authorizations satisfactory to Lowe’s from any owners of trademarks associated with the Product to permit Lowe’s importation of such Products);

(g)           All Products, including, without limitation, chemicals, fertilizers, treated wood, pesticides, insecticides, fungicides or rodenticides (as defined by Applicable Laws and Standards), are each properly registered, marked, stamped and labeled in accordance with all Applicable Laws and Standards and may be sold by Lowe’s to the public at retail without restriction or further product registration;

(h)           Vendor has the authority and the right, including all necessary licenses, visas, work permits or other governmental approvals to enter into this Agreement and to perform any and all services required or agreed to by the parties;

(i)           Vendor is not under any obligation of a contractual or other nature to any Person that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by Vendor of its obligations hereunder;

(j)           Vendor has not granted any tights or licenses in any Intellectual Property Rights or technology that would conflict with Vendor’s obligations or Lowe’s rights under this Agreement;

(k)           Each of Vendor’s employees or contractors performing any task under this Agreement or relating to the Products has the proper skill, training and background necessary to accomplish his or her assigned tasks;

(l)           No entity other than Vendor will manufacture the Products or otherwise perform any obligations under this Agreement without the express written consent of Lowe’s;

(m)           Lowe’s will have the right to use for its own purposes, any ideas, methods, techniques, materials and information, including any Intellectual Property Rights therein, provided to or otherwise obtained by Lowe’s as a result of this Agreement, without restriction, liability or obligation; and

(n)           That any failure of Vendor to comply with this Agreement or the Vendor Requirements or any inaccuracy of the information provided by Vendor which is contained therein shall constitute a breach of this Agreement.

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9.3          Quality.
(a)           The manufacture, production, packaging, construction, formulation, development of standards, preparation, processing, assembly, instruction manuals, assembly manuals, use manuals, testing, warning, labeling, distribution, contents, design, workmanship and quality of Products, and all conduct of Vendor in connection therewith, shall comply in all respects with all Applicable Laws and Standards and with the Vendor Requirements, including all multilingual packaging and labeling requirements, and all other terms and conditions of this Agreement.  Products delivered (whether paid for or not) are subject to inspection, testing and approval by Lowe’s before acceptance.

(b)           Vendor acknowledges its obligations under the warranties, guarantees and representations of this Agreement are not relieved even if Lowe’s or Lowe’s customer approves or accepts the Products or if the designs and/or the specifications of the Products purchased by Lowe’s originated with Lowe’s.

(c)           Vendor warrants that all Products will be of good quality, material and workmanship, merchantable and free from any and all defects.  Vendor warrants that each Product shall be new, merchantable, without defect and of first quality and uniform workmanship, and shall be made in accordance with industry standards.

(d)           Vendor, by entering into this Agreement and accepting any Purchase Order, warrants, represents and guarantees that all Products comply with any and all applicable Lowe’s specifications.

(e)           For International Transactions, Vendor shall comply and adhere to the procedures as set forth in the Lowe’s quality acceptance requirements as Lowe’s may advise or make available to Vendor from time to time.

9.4          Notice of Defects.  Vendor agrees that Lowe’s has no duty to inspect Products or packaging before resale and that all warranties, representations and conditions, statutory or otherwise and whether express or implied, shall survive inspection, installation, acceptance and payment by Lowe’s, Lowe’s customers and end-users of the Products.  Notice of defects in the Products or any other default by Vendor of the terms of this Agreement or any individual Purchase Order will be deemed timely given upon Lowe’s notice to Vendor after such defect or default is (a) discovered by Lowe’s or (b) discovered by Lowe’s customers or the end-users of the Products, who then notify Lowe’s.

9.5          Business Ethics.  Vendor covenants that it shall, and shall cause each of its employees and agents to, act in all respects professionally and ethically in the performance of this Agreement.  Vendor acknowledges that it has reviewed Lowe’s Statement of Business Ethics (Attached as Schedule 2), as available on the Site, and as otherwise made available to the Vendor, and covenants that it shall comply and cause its employees and agents to comply with the Statement of Business Ethics.  Vendor, along with its officers, directors, employees and agents, hereby warrant, covenant and agree to perform in strict compliance with the Lowe’s Code of Ethics, Statement of Business Ethics, and all applicable laws, rules, regulations, orders, codes, and governmental orders.

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9.6          Business Practices; OFAC Compliance.  Vendor shall not engage, nor be involved in any manner, in any unethical or illegal business practices or transactions with any Person, including without limitation any such transactions related to the design, production or delivery of the Products.  Nor shall Vendor engage in business with any country or Person that supports terrorism or with which the United States government does not approve conducting business.  Without limiting the generality of the foregoing, Vendor represents and warrants that neither Vendor, nor any Person who owns a direct interest in Vendor, nor any of its subsidiaries, affiliates, directors, officers, agents, or employees is a terrorist, international narcotics trafficker, Person engaged in the proliferation of weapons of mass destruction, or Person with whom Lowe’s is prohibited from doing business under laws, regulations, or executive orders administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department; and Vendor further represents and warrants that the Products sold to Lowe’s under this Agreement are not the property of any such Person.  If at any time any of the foregoing representations is no longer true, Vendor shall immediately notify Lowe’s.

9.7          Defective Product Displays.  Vendor represents and warrants that any Product displays provided by or on behalf of Vendor shall be new, without defect and of first quality and uniform workmanship.  Vendor agrees that Lowe’s may rely upon the terms and conditions set forth in the “Products and Services” Article with respect to any defective Product display.

9.8          No Waiver.  Approval by Lowe’s of the design of or the materials used in the Products shall not relieve Vendor from any obligations under this Agreement or under any express or implied warranties, representations or guarantees.

ARTICLE X
AUDIT RIGHTS

10.1         Records.  Vendor shall maintain during the Term of this Agreement as defined in the “Term” Section, and for five (5) years thereafter, or any longer period required by applicable law, copies of all Purchase Orders, invoices and other documentation related to Products and Vendor’s compliance with Applicable Laws and Standards as may be necessary to evidence its compliance with the terms of this Agreement.

10.2         Audit Rights - Physical Inspection of Records.  At any time during the Term and for a period of five (5) years after the final payment by Lowe’s to Vendor under this Agreement, Lowe’s or its designated agent will have the right to examine and audit Vendor’s records, upon not less than five (5) Business Days prior notice and during Vendor’s normal business hours, with respect to any and all matters that relate to (a) any of Lowe’s payments under this Agreement or (b) Vendor’s compliance with its obligations under this Agreement, including without limitation to the Vendor Requirements and Applicable Laws and Standards.

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10.3         Audit Rights - Report and Opinion.  In addition to or as an alternative to physically inspecting Vendor’s records as set forth immediately above, Vendor agrees that, during the Term of this Agreement, Lowe’s may designate the Vendor as a “Key Service Provider.” In the event Lowe’s designates Vendor as a Key Service Provider, Vendor agrees to provide to Lowe’s from Vendor’s independent auditor, at Vendor’s expense, a Type II report that includes a formal opinion from its independent auditor issued pursuant to and in conformance with the Statement of Auditing Standards (SAS) No. 70 developed by the American Institute of Certified Public Accountants (the “Report and Opinion”).  Vendor agrees to provide this Report and Opinion to Lowe’s for confirmation that the Vendor has had an in-depth audit of its financial control activities while performing and providing key services to Lowe’s during the Term of this Agreement.  Upon receipt, should the Report and Opinion reveal to Lowe’s that the Vendor has a financial control activities weakness, then Lowe’s will be entitled to (a) terminate this Agreement pursuant to the “Termination” Section; or (b) demand that Vendor resolve and confirm the resolution of any such weakness within one hundred twenty (120) days of receipt of Lowe’s written demand sent in conformance with the “Notices” Section.  However, should the Vendor be unable to confirm the resolution of any such weakness within one hundred twenty (120) days of receipt of Lowe’s written demand, Lowe’s will be entitled to terminate this Agreement pursuant to subsection (a) of the “Termination” Section.

10.4         Discrepancies.  Should an audit reveal Vendor’s non-conformity with the provisions of this Agreement or any invoice by which Vendor requested payment, then Lowe’s will be entitled to (i) offset any excessive, unwarranted or misapplied payments (including, without limitation, any overpayment of duties by Lowe’s) against any currently due or future payments due under this Agreement, or (ii) demand reimbursement to Lowe’s of the excessive, unwarranted and/or misapplied payments, which reimbursement Vendor will make within twenty (20) Business Days after receipt of the written demand from Lowe’s.  Any offset or repayment of non conforming charges shall include interest at the rate of one percent (1%) per month from the date such overpayment was made until the date when such overpayment is actually offset or repaid to Lowe’s.  If the excessive, unwarranted and/or misapplied amount exceeds the lesser of either three percent (3%) of the valid amount or $10,000.00, then Lowe’s will also have the right to offset or demand payment for all costs associated with the audit and examination, including, but not limited to reasonable legal and accounting fees.

10.5         Limitations.  Audits conducted under this Article (a) will not violate any nondisclosure or confidentiality agreements that Vendor has with any third parties and Vendor will secure any waivers of such third party agreements necessary to facilitate such audits; (b) will not unreasonably interfere with Vendor’s normal business operations; and (c) will be made upon not less than ten (10) Business Days’ prior written notice to Vendor (unless the circumstances giving rise to Lowe’s decision to perform the audit reasonably require the audit to be performed on less notice).

ARTICLE XI
TERM AND TERMINATION

11.1        Term.  The initial term of this Agreement shall be for one (I) year (the “Term”) and shall begin on the Effective Date.  The Term shall automatically renew on a year-to-year basis thereafter provided that either party may terminate this Agreement at the expiration of the initial Term or upon the expiration of any renewal of the Term by providing the other party with not less than sixty (60) days prior written notice of termination.  Notwithstanding the foregoing, or any other term or condition of this Agreement, there is no requirement that Lowe’s issue any Purchase Order under this Agreement.

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11.2        Termination.

(a)           In addition to any other termination rights found or set forth in this Agreement, Lowe’s may seek adequate assurance of performance or may terminate this Agreement with thirty (30) days prior written notice to Vendor if Vendor (i) becomes insolvent; (ii) makes a general assignment for the benefit of creditors; (iii) suffers or permits the appointment of a receiver for its business or assets; (iv) becomes subject to any proceeding under any bankruptcy or insolvency law whether in the United States or any foreign country; (v) has wound up, dissolved or liquidated, voluntarily or otherwise; or (vi) transfers or attempts to transfer this Agreement or the responsibility for the performance hereunder, or sells or transfers all or a substantial part of its stock or assets other than in the ordinary course of business.  Vendor agrees to provide Lowe’s prompt written notice of any such occurrence.

(b)           Notwithstanding any other provision in this Agreement, Lowe’s may terminate this Agreement without cause in its entirety by providing Vendor with advance written notice.  After such termination., and in the discretion of Lowe’s, the terms of this Agreement shall apply to all Purchase Orders made prior to the date of termination.

11.3        Rights Upon Expiration or Termination.  In addition to those obligations upon expiration or termination of this Agreement contained elsewhere herein, at Lowe’s option, all Purchase Orders outstanding as of the date of termination of this Agreement shall be fulfilled in accordance with the terms of this Agreement and the Vendor Requirements.

11.4        Survival.  The following provisions of this Agreement shall survive its termination and shall bind the parties and their legal representatives, successors, and assigns: “Product Returns” Section, “Product Standards” Section, “Ownership” Article, “Compliance with Applicable Laws and Standards” Section, “Audit Rights” Article, Representations and Warranties Article, “Indemnification” Article, “Insurance” Article, “Term and Termination” Article, “Confidentiality” Article, “Miscellaneous” Article, and all other obligations and duties that by their nature extend beyond the expiration or termination of this Agreement.

ARTICLE XII
INDEMNIFICATION

12.1        Indemnification by Vendor.  With acknowledgment that the terms and conditions of this Article have been expressly bargained for and are an essential part of this Agreement and any Purchase Order submitted by Lowe’s for Products or services, and in consideration of any and all purchases heretofore, herein and hereafter, made by Lowe’s from Vendor or from any affiliates or subsidiaries of Vendor, and by accepting a Purchase Order, Vendor agrees that it shall indemnify, hold harmless and defend, or in Lowe’s sole discretion, fund the cost of defending, Lowe’s, its directors, officers, employees, Board of Directors, customers, Lowe’s other third-party vendors, agents, affiliates, shareholders, attorneys, assigns, designees and successors-in-interest (the “Lowe’s Indemnitees”) from and against any and all liabilities, damages, losses, claims, lawsuits, proceedings, appeals, assessments, fines, product recalls, actions, causes of action, decrees, judgments, settlements, court orders, investigations, civil penalties and/or demands of any kind, costs, costs to replace, reinstall and/or repair (including attorneys’ fees and associated expenses), whether compensatory, exemplary, punitive, special, consequential and/or incidental, including, without limitation, claims for infringement, bodily injury, death and/or property damage (a “Claim”), regardless of whether or not such Claim is caused, or alleged to have been caused, in part by a Lowe’s Indemnitee, brought by Lowe’s, its customers, any local, state or federal agency whether in the United States or in any foreign country, Vendor’s employees, agents, contractors and/or any and all other third parties, whether in the United States or in any foreign country, arising out of or resulting, or alleged to have arisen or resulted, in whole or in part from any of the following:

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(a)           the breach of any term of this Agreement by Vendor, or the inaccuracy or breach of any representation or warranty of Vendor contained in this Agreement, in any Purchase Order, in any Vendor Information Sheet, Vendor Requirements, or of any other representation or warranty made by Vendor;

(b)           any design, use, manufacture, warnings, failure to warn, instructions, testing, shipment, delivery, setup, assembly, advertising, marketing, return and/or display of a Product created, directed, executed, or approved, in whole or in part, by or on behalf of Vendor, its affiliates, employees, agents or contractors;

(c)           the presence of Vendor’s employees, agents or contractors on Lowe’s owned or Lowe’s controlled premises in connection with the performance of this Agreement;

(d)           the manufacture, sale, offer for sale, import, export or use of the Products by Lowe’s, its customers or other third parties, including, without limitation, the actual or alleged violation of any Intellectual Property Right, information, confidential information, right of privacy, publicity or other intellectual property or rights of any individual or entity;

(e)           any actual or alleged misrepresentation or omission made by, on behalf of, or at the direction or with the approval of Vendor or its affiliates, employees, agents or contractors, or breach of warranty, expressed or implied, with respect to the sale, offer for sale, possession, purchase or use of the Products;

(f)           the sale, offer for sale, possession or use of a Product, or the failure of any Vendor Product to conform to the standards required by the “Quality” Section, applicable warranties, Applicable Laws and Standards and any other law, ordinance, code, rule or regulation;

(g)           any actual or alleged violation by Vendor’s act or omission arising from or out of any law, ordinance, code, rule or regulation, including, without limitation, the Applicable Laws and Standards;

(h)           any failure by Vendor to make full and timely payment of freight charges payable to third parties, including, without limitation, as required by the “Delivery” or “Delivery Requirements for International Transactions” Section;

(i)           any breach of Vendor’s representation and warranty that at the time of delivery of each Product, there shall be no liens, pledges, encumbrances, security interests, options or other restrictions directly or indirectly affecting any Product or Lowe’s rights to market, advertise, use or sell such Product;

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(j)           any alleged or threatened discharge, release or escape of pollutants or other environmental impairment; or

(k)           any Product with alleged or actual defects in design, packaging, labeling, performance, materials or workmanship sold, distributed, advertised or installed by Lowe’s and/or its independent subcontractors pursuant to a contract for installation services or otherwise.

12.2        Intellectual Property.  Vendor hereby releases Lowe’s Indemnitees from all claims based on Vendor’s patent, copyright, trademark, trade dress or other Intellectual Property Rights that arose prior to this Agreement or that arise during or after the term of this Agreement.

12.3        Procedures.

(a)           Notice.  If any third party makes a claim covered by the “Indemnification” Article against a Lowe’s Indemnitee with respect to which such Lowe’s Indemnitee intends to seek indemnification under this Section, Lowe’s or the Lowe’s Indemnitee shall give notice of such claim to Vendor, provided, however, that any failure of such notice shall not relieve Vendor of its obligations hereunder.

(b)           Assumption of Defense.  For any claim, Vendor shall be obligated to defend the Lowe’s Indemnitees in question.  Vendor shall pay all judgments against and assume the defense of Lowe’s Indemnitees upon Lowe’s Indemnitees’ demand with respect to any claim, even if any such allegation of liability is groundless, false or fraudulent.  Notwithstanding the above, the Lowe’s Indemnitees shall have the right but not the obligation to participate as they deem necessary in the handling, adjustment, defense or settlement of any such matters.  To facilitate the defense of the Lowe’s Indemnitees, Lowe’s shall be entitled, upon notice to Vendor, at any time, to (i) designate counsel to be used by Vendor to defend the Lowe’s Indemnitees, at Vendor’s sole expense; (ii) approve of Vendor’s selection of counsel to defend the Lowe’s Indemnitees, at Vendor’s sole expense; or (iii) undertake and assume sole control of the Lowe’s Indemnitees’ defense with counsel of Lowe’s own selection, at Vendor’s sole expense.  With respect to any claim, Vendor agrees that the relevant Lowe’s Indemnitees shall have the right, at its/their own expense, to employ separate counsel.  To the extent the Lowe’s Indemnitees are under the direct control of Lowe’s, the Lowe’s Indemnitees shall, to a commercially reasonable extent, cooperate fully with and assist Vendor in the Lowe’s defense.  Vendor shall keep the relevant Lowe’s Indemnitees and its designees fully apprised at all times as to the status of the defense including, but not limited to, providing reports and information, and all offers of settlement, at times and in a format designated by Lowe’s.  The Lowe’s Indemnitees shall not be bound by and Vendor has no authority to bind the Lowe’s Indemnitees to the terms of any settlement or compromise of a claim entered into by Vendor unless Lowe’s has given its prior written consent.  The Lowe’s Indemnitees shall have the exclusive right, at their sole option to settle or otherwise proceed to resolution of any dispute at their discretion.  Vendor agrees that it will reimburse Lowe’s Indemnitees for all payments, costs and expenses paid by or for Lowe’s Indemnitees in respect to said settlement.  Lowe’s Indemnitees, at their sole option, may charge back or setoff any monies due by Vendor to Lowe’s in respect to the settlement of any claims under this Agreement.  In furtherance of Lowe’s Indemnitees’ right of setoff, Lowe’s may withhold monies in advance, for all payments, costs and expenses paid by or for Lowe’s Indemnitees in respect of the settlement of any claims under this Agreement.

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(c)           Control of Defense.  In accordance with this Article, should Vendor fail to assume and/or abide by its defense and indemnity obligations to diligently pursue and pay for the defense of any of the Lowe’s Indemnitees within a reasonable time, Vendor hereby agrees that the Lowe’s Indemnitees shall have the right, but not the obligation, to proceed on its/their own behalf to defend by way of engaging its/their own legal counsel and the services of any and all other experts or professionals deemed necessary to prepare and present a proper defense, and to require from Vendor reimbursement and indemnification for all costs and expenses incurred in such defense and for any and all penalties, judgments, fines, interest or other expenses incurred as a result of such claim.

(d)           Separate Defense.  Notwithstanding the foregoing, the relevant Lowe’s Indemnitees shall retain, assume, or reassume sole control over every aspect of the legal defense that it/they believe(s) is not the subject of the defense and indemnification provisions of this Article.

(e)           Satisfaction of Defense Costs and Awards.  During the pendency of a claim with regard to which Vendor is required to indemnify and defend any of the Lowe’s Indemnitees, Lowe’s may withhold payments due to Vendor under this Agreement and/or under any other business arrangement between the parties to the extent reasonably necessary to conduct and pay for its legal defense and/or to satisfy any legal liability arising out of any claim.  Moreover, Vendor agrees that Lowe’s may accrue an amount of funds equal to its estimated legal defense costs and expenses and may separately or concurrently accrue an estimated amount of funds for Lowe’s potential liability for any claim.  For further clarification, Vendor agrees and understands that it has a clear duty to fully pay and/or satisfy any judgment or order rendered against any one of the Lowe’s Indemnitees.

(f)           Insurance.  Vendor’s agreement to defend, indemnify, and hold harmless the Lowe’s Indemnitees under the terms of this Article is independent of and in addition to Vendor’s agreement to maintain insurance under the “Insurance” Article hereof.  Vendor’s insurer’s position regarding insurance coverage for Lowe’s and its parent company, subsidiaries and Affiliates, and the respective officers, employees and agents thereof, as additional insureds, does not in any way modify or limit Vendor’s obligation to defend, indemnify and hold harmless the Lowe’s Indemnitees made in this Article.

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ARTICLE XIII
[RESERVED]

ARTICLE XIV
INSURANCE

14.1        Insurance Coverage.  Vendor shall acquire and maintain at its sole cost and expense throughout the Term of this Agreement and any renewal of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, commercial general liability insurance, including product liability and completed operations, advertising injury/personal injury and contractual liability coverage, underwritten by an insurance company on an occurrence form with an AM Best’s rating of at least A-NIII and licensed to do business in the United States.  Such insurance coverage shall be primary and non-contributory for the benefit of LOWE’S, contain a waiver of subrogation for additional insureds and provide coverage with limits of not less than $2,000,000 per occurrence and an annual general aggregate of not less than $5,000,000 and a products/completed operations aggregate of not less than $5,000,000 and shall contain an endorsement by which the insurer extends the coverage thereunder to the extent necessary to include the contractual liability of Vendor arising by reason of the indemnity provisions set forth in this Agreement.  All insurance policies shall name “Lowe’s Companies, Inc. and any and all subsidiaries” as additional insureds.  Insurance coverage represented by these policies shall provide coverage with respect to all products manufactured and/or distributed by the insured.  Vendor agrees to provide LOWE’S with thirty (30) days written notice of any changes in policy limits, scope of coverage or non-renewal of any policies required herein.  All insurance policies shall include a provision which requires that notice be given to LOWE’S at least thirty (30) days prior to cancellation, non-renewal or expiration of the policies.  Insurance policies shall not contain cross-claim, cross-suit, or other such exclusion clauses which would preclude additional :insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds.  Vendor agrees to provide copies of the insurance policies evidencing the coverages required herein upon request.  Lowe’s must approve any deductibles and/or self insured retentions :in excess of $2,000,000.

14.2        Certificate of Insurance.  Certificates issued by Vendor’s insurance company or companies evidencing the insurance required by this Article shall be provided to Lowe’s prior to the date on which Vendor first delivers Products to Lowe’s and annually thereafter.  Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Lowe’s shall receive more than thirty (30) days written notice prior to cancellation, non-renewal, material change to or expiration of the policy.  The certificates shall bear an inked or stamped signature.  Facsimile or photocopied certificates shall not be acceptable.  Certificates shall be furnished to Lowe’s upon renewal of insurance.  Certificates of insurance should be sent to: Lowe’s Companies, Inc., Insurance Compliance, P. O. Box 12010-LW, Hemet, CA, U.S.A. 92546-8010.

14.3        Lowe’s Procurement Right.  In the event Vendor’s insurance providing the coverage required under this Article is canceled and replacement insurance is not obtained prior to the effective date of such cancellation or if Vendor fails to procure the insurance required herein, Lowe’s, at its option, shall have the right to procure such coverage and charge the expenses incurred to Vendor or terminate this Agreement or any outstanding Purchase Orders.

ARTICLE XV
MISCELLANEOUS

15.1        Expenses.  Except as otherwise provided in this Agreement, each party shall bear its own expenses, costs, fees and taxes in connection with the transactions contemplated by this Agreement.

Lowe’s Companies, Inc. Confidential	Page 34

15.2        Vendor Requirements for all Transactions.

(a)           This Agreement is for use in connection with Lowe’s acquisition of Products from Vendors whose principal place of business is located within the United States (“Domestic Transactions”) and in connection with Lowe’s acquisition of Products from Vendors whose principal place of business is located outside the United States (“International Transactions”).  The terms of this Agreement shall apply to both Domestic Transactions and International Transactions, except that certain additional requirements and obligations, as explicitly set forth herein, shall additionally apply only to International Transactions.

(b)           In addition to the terms and conditions set forth in this Agreement, the purchase and sale of Products hereunder shall be carried out in accordance with all rules, regulations, specifications, or other guidelines or requirements which Lowe’s may specify from time to time for its Vendors; all terms and conditions set forth in the annual Lowe’s Vendor Information Sheet; every Purchase Order; and the Vendor Compliance Policy, Vendor Implementation Guide (data synchronization), Vendor Partnership Guide/Book, Visual Standards Guide, Statement of Business Ethics (Attached as Schedule 2) and other vendor guidelines issued by Lowe’s (collectively, the “Vendor Requirements”), located on the homepage of the www.LowesLink.com website (the “Site”) and/or as otherwise made available by Lowe’s to Vendor, which are incorporated by reference herein and hereby made a part of this Agreement.

15.3        International Transactions Vendor Requirements.  With respect to International Transactions, in addition to the requirements set forth in the “Vendor Requirements for all Transactions” Section, Vendor Requirements shall also include (i) all terms and conditions set forth in all safety and security programs and inspections, whether mandatory or voluntarily requested by any governmental entity and/or by Lowe’s, including those programs sponsored by the Department of Homeland Security and the United States Customs and Border Protection, including, without limitation, the Customs Trade Partnership Against Terrorism (CTPAT); and (ii) all requirements of Lowe’s with respect to loading, shipping and cargo requirements; quality acceptance; product identification and traceability; corporate security guidelines and importer security criteria, in each case, as Lowe’s may advise or make available to Vendor from time to time.

15.4        Obligations Regarding; Vendor Requirements.

(a)           Vendor will, and will cause its agents, employees, contractors and subcontractors (if any) to comply with all Vendor Requirements.  Vendor agrees to comply with all Vendor Requirements implemented by Lowe’s or by any governmental entity and provide documented proof of such compliance upon request by Lowe’s and will provide said documented proof of compliance within three (3) days after receipt of the request.  The parties acknowledge that Lowe’s, in its sole discretion, may amend the Vendor Requirements from time to time during the Term of this Agreement, and Vendor shall be subject to and comply with the Vendor Requirements.

Lowe’s Companies, Inc. Confidential	Page 35

(b)           Vendor acknowledges that it has reviewed the Vendor Requirements in effect as of the Effective Date and agrees to monitor its e-mail, its mail, the Site and any Internet sites that Lowe’s may designate in the future, on a regular basis, for changes and additions to the Vendor Requirements.  Any such amendment shall be effective immediately upon being posted on the Site or any such Internet site or as otherwise communicated to Vendor.  Vendor’s continued shipment of Product following the posting or other communication to Vendor of such amendments shall be deemed acceptance of such requirement by Vendor.

15.5        Applicability of this Agreement.  All of the terms, conditions, representations, covenants and warranties contained in this Agreement shall govern the entire relationship between the parties, including but not limited to, every Purchase Order, in whatever manner communicated to Vendor by Lowe’s, and shall otherwise apply to all purchases made by Lowe’s from Vendor.

15.6        Security Programs.

(a)           Vendor will, and will cause its agents, employees and subcontractors to comply with (i) all applicable laws, rules, and regulations and (ii) all safety and security requests, inspections and programs (“Security Programs”), whether mandatory or voluntary, made by any governmental entity or by Lowe’s and communicated to or otherwise made available to Vendor.  Security Programs shall include but not be limited to those sponsored by the Department of Homeland Security and the United States Bureau of Customs and Border Protection (e.g., the Customs Trade Partnership Against Terrorism (“CTPAT”)).  Upon notification and request by Lowe’s, Vendor agrees to comply with all Security Programs implemented by Lowe’s or by any governmental entity and provide documented proof of such compliance, in a form satisfactory to Lowe’s.  From time to time, Lowe’s may inform Vendor of changes to the Security Programs, and Vendor agrees to comply with such changes.

(b)           For International Transactions, Vendor will comply with the Lowe’s corporate cargo security requirements as Lowe’s may advise or make available to Vendor from time to time and which shall apply in full at all factories that produce Products for sale by Vendor to Lowe’s.  In addition, for International Transactions, each factory that produces Products for sale by Vendor to Lowe’s is required to complete a separate vendor security questionnaire and certification in such form as Lowe’s may advise or make available to Vendor from time to time, at least thirty (30) days prior to production of Products.  Signed copies of each of the forgoing must be maintained with the Company Seal or Company Chop (as applicable) at each factory and made available for on-site inspections which will be conducted to verify that each factory complies with the security criteria.

15.7        Customs Anti-Dumping Duties.  With respect to International Transactions, Vendor, by entering into this Agreement, warrants and represents to Lowe’s pursuant to U.S. law and regulation (in particular, 19 C.F.R. 351.402(f)(l)(ii)), the non-applicability of antidumping duties and countervailing duties with respect to the Products that are (a) sold to Lowe’s before the date of publication of any antidumping or countervailing duty order, and (b) exported before the date of publication of any final antidumping or countervailing duty determination by the U.S. Secretary of Commerce.  Vendor further guarantees and agrees to reimburse Lowe’s the amount of all antidumping duties and countervailing duties paid on the importation of the Products into the United States covered by this warranty.  Notwithstanding the foregoing, with respect to all Products other than those provided for above, if Lowe’s learns that any such Products are or become subject to antidumping duties and countervailing duties, Lowe’s may, in its sole discretion, cancel the Purchase Order providing for the purchase of such Products or require Vendor to act as importer of record and to sell the Products to Lowe’s on a Delivered Duty Paid (“DDP”) basis at the contract price plus ordinary duties (but not including antidumping duties and countervailing duties).  Other than pursuant to the warranty provided in this paragraph, Vendor shall not directly or indirectly offer or pay to Lowe’s any reimbursements for antidumping duties or countervailing duties, whether in the form of payments, discounts, rebates or price renegotiations, or in any other form.

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15.8        Trade Preference Programs and Free Trade Agreements.  In the event that Vendor represents to Lowe’s that any imported Product qualifies for preferential treatment under any Trade Preference Program or Free Trade Agreement, Lowe’s may acknowledge such representations on its Purchase Order, and for all Products for which the Purchase Order is subject to such an acknowledged representation, the Vendor shall:

(a)           For all Trade Preference Programs and Free Trade Agreements under which Vendor is a permissible signatory of any required certificate of origin, prepare and sign certificates of origin containing all information and representations required by the Trade Preference Program or Free Trade Agreement.

(b)           At Lowe’s request, provide Lowe’s with or, at Lowe’s option, permit Lowe’s to inspect, as applicable:

i.          Commercial invoices, bills of lading, customs clearance documents, and proof of payment for all raw materials and components imported into any country of manufacture or processing;

ii.          Bills of material, documents, and accounting records showing the cost of any raw materials or components incorporated in the Products;

iii.       Lists of numbers and types of machinery available for manufacture or processing and profiles of factories or manufacturing facilities showing numbers of employees, production capacity, management organization, and historical production and sales data;

iv.       _________ processing operations performed in factories and manufacturing facilities, including, but not limited to, production specifications, employee time cards, piece-work tickets, payroll records, and daily production reports;

v.         Finishing, cleaning, and packing records;

vi.        Accounting records, reconcilable to Vendor’s audited financial statements, showing costs of processing in factories and manufacturing facilities;

vii.       Bills of lading, manifests, and other transportation and export documents covering the transport of the products to the place of export and from the place of export to the United States;

Lowe’s Companies, Inc. Confidential	Page 37

viii.      Periodic reports, in spreadsheet formats provided by Lowe’s, reconcilable to Vendor’s audited financial statements, demonstrating Vendor’s compliance with any value content, regional value content, or other specific value requirements for regional inputs or processing under any applicable Trade Preference Program or Free Trade Agreement; and

ix.         Vendor’s audited financial statements.

(c)           For the purposes of this Agreement “Trade Preference Programs” mean U.S. statutes providing preferential tariffs or other trade benefits for products of designated countries.  “Free Trade Agreements” are agreements between the United States and one or more other countries providing preferential tariffs or other trade benefits for products of parties to the agreements.  Trade Preference Programs include but are not limited to the Generalized System of Preferences (“GSP”) and the Caribbean Basin Economic Recovery Act (“CBERA”).  Free Trade Agreements include but are not limited to the North American Free Trade Agreement (‘‘NAFTA”), the Dominican Republic-U.S.-Central America Free Trade Agreement (“CAFTA”), and the U.S.-Israel Free Trade Agreement (“IFTA”).

15.9         Related Agreements.  From time to time, Lowe’s and Vendor may enter into additional agreements regarding the relationship between the parties (including, without limitation, agreements related to advertising, program support, consignment or warehousing arrangements, rebates, discounts, store allowances, growth or sales initiatives, resets, and other initiatives, etc.) (“Related Agreements”).  Vendor specifically agrees that all Related Agreements shall be incorporated into and subsumed within this Agreement as an integral part hereof, such that an assumption and/or assignment of this Agreement or any Related Agreement shall be deemed to be an assumption and assignment of this Agreement and all Related Agreements.  Any terms contained in any Related Agreements that are inconsistent with the terms of this Agreement shall be of no force or effect.

15.10       Public Disclosures and Advertising Materials.  Vendor shall not issue any press release or make any other public disclosures, announcements, statements or communications concerning the transactions contemplated by or the contents of this Agreement without the prior written consent of the Vice President of Corporate Communications for Lowe’s Companies, Inc.  Furthermore, Vendor shall not produce, display, broadcast or distribute any advertising, marketing or other materials (including without limitation, materials used in print, television, Internet or radio media) which mention Lowe’s or contain or use any Intellectual Property of Lowe’s or any of its subsidiaries or licensors, including without limitation the LOWE’s® trademark, without the express written approval of LF, LLC.  Notwithstanding the above, nothing in this Section shall preclude any party from making any disclosures required by law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any governmental body, authority or agency; provided, however, that the party required to make the release or statement shall to the extent practicable allow the other party reasonable time to comment on such release or statement in advance of such issuance.  In addition to the foregoing, Lowe’s hereby advises Vendor that Lowe’s and its Affiliates (and each of their employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions discussed in meetings and conversations with Vendor or its employees, representatives, or other agents, and all materials of any kind (including opinions or other tax analyses) that are provided to Vendor or its employees, representatives, or other agents relating to each tax treatment and tax structure under the terms of this Agreement

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15.11      Dispute Resolution.

(a)           Any and all disputes arising under or related to this Agreement (including, but not limited to, disputes related to the applicability or enforceability of this Section) that cannot be resolved through negotiations between the parties shall be submitted to non-binding mediation according to this Section.  Completion of such mediation shall be a condition precedent to bringing any action pursuant to this Agreement.  If the parties fail to reach a settlement of their dispute within fifteen (15) Business Days after the earliest date upon which one of the parties notified the other(s) in writing of a desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to mediation by a single mediator chosen by the mutual consent of Lowe’s and Vendor.  If Lowe’s and Vendor cannot agree on a single mediator, the mediation shall be held before a panel of three mediators, one to be selected by Lowe’s, one to be selected by Vendor, and the third by agreement of the two mediators selected by the parties.  The mediation shall take place in Charlotte, North Carolina.  The English language shall be used throughout the mediation.  The obligation of the parties to submit any dispute arising under or related to this Agreement to mediation as provided in this Article shall survive the expiration or earlier termination of this Agreement.  Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the mediation, but no such application to a court of law or equity shall in any way be permitted to stay or otherwise impede the progress of the mediation.  This Section shall not apply to Vendor’s obligations of indemnification under the “Indemnification” Article or to Vendor’s obligations under the “Product Recalls” Section.

(b)           If the parties fail to reach an agreement through the aforementioned mediation process, either party may seek judicial resolution of the dispute, except that with respect to International Transactions, any dispute, controversy or claim arising out of or relating to this Agreement, any Purchase Orders between the parties, or the breach, termination or invalidity thereof may, at the sole discretion of Lowe’s, be finally settled under the Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with said Rules.  The place of such arbitration shall be Charlotte, North Carolina, U.S.A. and the law applicable to arbitration procedures shall be laws of the state of North Carolina, U.S.A.  The parties acknowledge and agree that the North Carolina International Commercial Arbitration and Conciliation Act shall not apply to this Agreement.  The English Language shall be used throughout the arbitral proceedings.  The parties agree that the award of the arbitrator(s): shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrator(s); that it shall be made and shall promptly be payable in U.S. dollars free of any tax, deduction or offset; that any costs and attorneys’ fees incurred by the prevailing party as determined by the arbitrator(s) incident to the arbitration, shall be included as part of the arbitration award; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.  The award shall include interest from the date of any damages incurred for breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrator(s), but in no event less than the prime interest rate for Wachovia Bank, National Association in Charlotte, North Carolina, U.S.A.

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15.12      Governing Law; Venue.  With acknowledgment that the terms and conditions of this paragraph have been expressly bargained for and are an essential part of this Agreement and any Purchase Order submitted by Lowe’s for Products, and in consideration of any and all purchases heretofore, herein and hereafter made by Lowe’s from Vendor or from affiliates or subsidiaries of Vendor, and by accepting the Purchase Order, Vendor agrees that this Agreement and all disputes arising out of or relating thereto shall be governed by and interpreted in accordance with the laws of the State of North Carolina, U.S.A., without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction and, to the extent applicable, U.S. federal law.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  Any judicial proceeding allowed hereunder, shall be adjudicated in a North Carolina state court of competent jurisdiction with venue of the action being situated in Iredell County, North Carolina, or with respect to International Transactions, Wilkes County, North Carolina.  Vendor in executing this Agreement, hereby submits itself to the jurisdiction of the federal and state courts of the State of North Carolina, U.S.A.

15.13      Non-Exclusive, Cumulative Remedies.  Subject to the parties’ obligations to follow the dispute resolution procedures set forth in the “Dispute Resolution” Section, the rights, remedies and options provided herein are in addition to and not to the exclusion of, any and all other rights and remedies provided at law or in equity.

15.14      Covenant of Good Faith.  Each party agrees that, in its respective dealings with the other party under or in connection with this Agreement, it will act in good faith.

15.15      Inducement.  Each of the parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, express or implied, and not expressly contained in this Agreement or incorporated by this Agreement, concerning the subject matter hereof to induce the other party to execute or authorize the execution of this Agreement, and acknowledges that no other party has executed or authorized the execution of this Agreement in reliance upon any such promise, representation, or warranty not expressly contained herein.

15.16      Severability.  If any term or provision hereof should be held to be invalid, unenforceable, or illegal, such holding will not invalidate or render unenforceable any other provision hereof, and the remaining provisions will not be impaired thereby.

15.17      Notices.  All notices, consents, waivers, and other communications under this and referenced in this Agreement must be in writing, in the English Language, and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is immediately mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested) or via certified or registered mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties first sent to the addresses set forth below):

Lowe’s Companies, Inc. Confidential	Page 40

To Vendor:	To Lowe’s:
Vul Corporation	Lowe’s Companies, Inc.
469 Seventh Ave., Suite 356	1000 Lowe’s Boulevard
New York, NY 10018	Mooresville, NC 28117
Attention: Scott Blackstone, CEO	Attention: Senior Vice President, Merchandising
Facsimile: 212-812-9336	Facsimile: 704-757-1556

with copy to:	with copy to:
Spencer Feldman
c/o Greenberg Traurig	Lowe’s Companies, Inc.
200 Park Ave.	1000 Lowe’s Boulevard
New York, NY	Mooresville, NC 28117
(P) 212-801-9221	Attention: Associate General Counsel, Legal
Facsimile: 212-801-6400	Department
Facsimile: (704) 757..0675

15.18      Amendment, Modification and Waiver.

(a)           No amendment, modification or addendum to this Agreement by Vendor shall be effective unless reduced to a writing signed by duly authorized officers of both parties, which in the case of Lowe’s shall be an officer of at least the senior vice president level or higher.  Any attempts by Vendor to modify, add or delete terms (i.e., by striking through or writing in) will be voidable by Lowe’s.  No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by an authorized officer of the party claimed to have waived or consented.  Vendor hereby waives use of the statute of frauds as a defense to any Purchase Order accepted pursuant to this Agreement.

(b)           Lowe’s shall have the right to propose modifications or amendments to this Agreement from time to time and will notify Vendor of such modifications or amendments by e-mail, mail or any Internet sites that Lowe’s may designate for modifications and amendments to this Agreement.  Vendor’s continued shipment of Product following the posting or other communication to Vendor of such modifications or amendments shall be deemed acceptance of such modifications or amendments by Vendor, at which time, without further action by the parties, such modifications or amendments shall become effective and binding upon the parties.  Lowe’s shall have the right to amend the Vendor Requirements as provided in the “Obligations Regarding Vendor Requirements” Section of this Agreement.

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15.19      Assignment.  Lowe’s may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior consent of Vendor.  Vendor shall not assign any of its rights, nor delegate any of its duties, under this Agreement without the prior written consent of Lowe’s.  Any attempted transfer, assignment or sublicense of this Agreement by Vendor without Lowe’s prior written consent shall be null and void ab initio.  This Agreement will be binding upon and will inure to the benefit of Vendor, Lowe’s and their respective successors and permitted assigns.  Furthermore, in the event that Vendor is involved in a Change of Control (defined below), such an event shall be considered an assignment of this Agreement subject to the -written consent of Lowe’s.  “Change of Control” means a stock sale, reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which Persons who were the shareholders of the Vendor immediately prior to such stock sale, reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the sold, reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such stock sale, reorganization, merger, consolidation or other transaction.

15.20      Third Party Beneficiaries.  This Agreement is entered into solely between, and may be enforced only by Lowe’s and Vendor, and, subject to the “Indemnification’’ Article hereof; this Agreement will not be deemed to create any rights in !bird parties, including suppliers, customers or subcontractors of a party, or to create any obligations of a party to any such !bird parties.

15.21      Financial Statements.  If requested by Lowe’s, Vendor shall provide Lowe’s with copies of Vendor’s financial statements for Vendor’s fiscal year last preceding the Effective Date and, if requested, on an annual basis ‘thereafter during the Term of this Agreement.  Such financial statements shall, in the event Vendor is not subject to the reporting requirements under the Securities Exchange Act of 1934, be deemed Confidential Information of Vendor and subject to the restrictions set forth in “Confidentiality” Article of this Agreement.  If Vendor is subject to the reporting requirements under the Securities Exchange Act of 1934, Vendor shall also provide Lowe’s with a copy of or electronic link to Vendor’s most recent Annual Report to Shareholders and Annual Report on Form !OK (or any international equivalent document).  Financial statements are expected unless Lowe’s agrees in ‘Writing to an alternative disclosure.

15.22      Governmental Requirements.  With regard to any act conducted in the United States, Vendor agrees, in connection with its performance of this Agreement and all orders, not to discriminate against any employee or applicant for employment because of the employee’s or applicant’s race, sex, religion, color, national origin, disability or status as a disabled veteran or veteran of the Vietnam era.  Unless an exemption applies, Section 202, Paragraphs 1 through 7 of Executive Order 11246, as amended, and the Equal Opportunity and Affirmative Action Clauses set forth in 41 C.F.R. 60-1.4(a), 60-250.4 and 60-741.4 are hereby incorporated herein by reference.  Vendor agrees to take the following actions if appropriate or required: file SF-100 (41 C.F.R. 60-1.7(a)), certify absence of segregated facilities (41 C.F.R. 60-1.5(b)), and prepare a written affirmative action program (41 C.F.R. 60-1.40(a), 60-250.5(a) and 60-741.5(a)).

15.23      Drafting Ambiguities.  Each party to this Agreement and its counsel have reviewed and revised this Agreement.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

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15.24      English Language.  All communications between the parties concerning this Agreement, the Purchase Order(s) or the Products shall be made in English.  Vendor acknowledges that Vendor has completely read this Agreement prior to execution, and Vendor understands and accepts each of the terms contained herein.

15.25      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will constitute an original but all of which together constitute a single document.

15.26      Further Assurances.  The parties will execute and deliver such other instruments and documents, and take such other actions, as either party reasonably requests to evidence or effect the transactions contemplated by this Agreement.

15.27      Conflicts.  The terms of this Agreement shall prevail over any conflict between this Agreement and any of the Vendor Requirements or any Related Agreements.  In case of any conflict, this Agreement supersedes all previous or simultaneous agreements between the parties, whether written, electronic or verbal.  Further, this Agreement supersedes any future agreements between the parties unless said future agreements are executed by an authorized representative of Lowe’s and specifically reference the provision of this Agreement that are inconsistent therewith.

15.28      Headings.  The Article and Sub-Article headings of this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

15.29      Independent Contractor.  Vendor is an independent contractor, and this Agreement will not be construed as constituting either party as partner, joint venturer or fiduciary of the other or to create any other form of legal association that would impose liability on one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other.  Except as otherwise expressly provided in this Agreement, each party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by it pursuant to this Agreement.

15.30      Attorneys’ Fees.  Should Lowe’s use the services of an attorney to enforce any of its rights hereunder in an action in which Lowe’s prevails, Vendor shall pay Lowe’s for all costs and expenses incurred, including reasonable attorneys’ fees.

15.31      Entire Agreement.  This Agreement, together with all Vendor Requirements, Statements of Work, exhibits, attachments and appendices which are incorporated herein by reference, and any Related Agreements, constitute the entire agreement between the parties hereto concerning the matters covered herein and supersedes all prior agreements and/or understandings, between the parties, whether written or oral, concerning the matters ad dressed herein.  Each of the parties acknowledges that no other party, nor any agent or attorney of another party, has made any promise, representation, or warranty whatsoever, express or implied, and not contained herein, concerning the subject matter hereof to induce the party to execute or authorize the execution of this Agreement, and acknowledges that the party has not executed or authorized the execution of this Agreement, in reliance upon any such promise, representation or warranty not contained herein.

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15.32      No Changes.  By executing this document Vendor represents and warrants that it has not made any changes to the Agreement except for those changes that Vendor has specifically and explicitly called to Lowe’s attention and incorporated into the Agreement only after approval by Lowe’s.

[Signatures on following page]

Lowe’s Companies, Inc. Confidential	Page 44

IN WITNESS WHEREOF, the parties intending to be legally bound hereby, execute and deliver this Agreement as of the Effective Date; and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date set forth below, duly authorized by all necessary and appropriate action, to execute this Agreement and to bind the respective party to the obligations set forth herein.

RECEIVED AND ACCEPTED:

ATTEST: (VENDOR)

Val Corporation
(Print Name of Vendor)		Company Chop/Seal (as applicable)

By:	/s/ William B. Smith	5/17/2011
(Signature)		(Date)

William B. Smith		wsmith@samadvisorsllc.com
(Print Signature in English)		(Print E-Mail Address)

Chairman, Board of Directors		212-359-9503
(Print Full Title of Executing Officer)		(Print Telephone Number)
469 Seventh Ave., Suite 356
New York, NY 10018

(Print Address)

ACCEPTED BY:
LOWE'S
/s/ Mike Scott		05/31/2011
(Signature)		(Date)

Mike Scott		Mike.E.Scott@lowes.com
(Print Signature in English)		(Print E-Mail Address)

Merchandising Vice President		704-758-2595
(Print Full Title of Executing Officer)		(Print Telephone Number)

1000 Lowe's Bolevard
Mooresville, NC 28117
(Print Address)

Lowe’s Companies, Inc. Confidential	Page 45

SCHEDULES

SCHEDULE 1:	Catalog Development
SCHEDULE 2:	Statement of Business Ethics

Lowe’s Companies, Inc. Confidential	Page 46

SCHEDULE 1

TO MASTER STANDARD BUYING AGREEMENT

This Schedule I is part of the Master Standard Buying Agreement (“MSBA”) to which it is attached and relates to development of a Catalog (as that term is defined in the MSBA) relating to Vendor’s Products and/or services.

SECTION 1
DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the MSBA.

SECTION 2
CATALOG DEVELOPMENT AND
INTEGRATION OF PRODUCT KNOWLEDGE

2.1           Catalog Development and Product Knowledge Integration.  Lowe’s may at its option develop or have developed the Catalog, integrate the Product Knowledge in the Catalog, and integrate the Catalog with Lowe’s Integrated Solution.

2.2           Delivery of Catalog Information and Other Assistance.  Lowe’s and Vendor shall consult and agree upon the Catalog Information to be integrated into the Catalog and any failure to agree shall be resolved in Lowe’s discretion.  Vendor agrees to provide the Catalog Information to Lowe’s in a form reasonably acceptable to Lowe’s.  In addition, Vendor shall provide such further assistance to Lowe’s and/or a third party engaged by Lowe’s as is reasonably requested by Lowe’s in connection with the development of the Catalog, integration of the Product Knowledge in the Catalog, and/or integration of the Catalog with Lowe’s Integrated Solution.  To the extent Vendor, through an agreement with Lowe’s, provides specific Products and/or services only to Lowe’s, Vendor will not provide or make available in any form any Catalog Information related to such Products and/or services or any similar information to any Person other than Lowe’s at any time during such period as Vendor provides such Products and/or services only to Lowe’s and for a period of six (6) months thereafter.

SECTION 3
UPDATING AND MAINTENANCE OF THE CATALOG

3.1           Vendor shall use its best efforts to provide Lowe’s with updated and current Catalog Information concerning Vendor’s products and services, including, but not limited to, information and data relating to current product and service selections, current pricing information, etc. and other information requested by Lowe’s for use in preparing the Catalog.

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SECTION 4
FEES

4.1           Development and Professional Services Fees.  Vendor shall pay Lowe’s the following for development of the Catalog, integration of the Product Knowledge in the Catalog, and integration of the Catalog in Lowe’s Integrated Solution (collectively, the “Development and Professional Services Fees”): (a) one hundred dollars per hour ($100/hr) for each employee hour spent by Lowe’s and/or any third party engaged by Lowe’s in developing, delivering, installing, integrating and implementing the Catalog; and (b) expenses provided that all expenses do not exceed ten percent (10%) of the fees under subsection (a) above.  The Development and Professional Services Fees may be increased from time to time at Lowe’s discretion.

4.2           Invoicing.  Except as set forth herein, Lowe’s will provide to Vendor a detailed itemized invoice of the total fees and expenses payable by Vendor pursuant to this Section 4.  All invoices shall be paid within thirty (30) days of receipt.

SECTION 5
OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

5.1           Lowe’s Product Knowledge.

(a) Lowe’s owns and shall own all right, title and interest in and to the Catalog and Product Knowledge, including, without limitation, all Intellectual Property Rights therein.  To the extent all such rights do not automatically vest in Lowe’s hereunder or by operation of law, Vendor agrees to and hereby assigns, conveys and transfers all right, title and interest it may have or acquire in or related to, and waives all moral rights in, the Catalog or Product Knowledge to Lowe’s, including, without limitation, all Intellectual Property Rights therein and all rights of action against third parties that Vendor had, has or may have in the future based thereon.  Vendor will, at Vendor’s expense, cause its employees, agents and subcontractors who are involved in the development or design of the Catalog or the Product Knowledge to (i) assign and convey to Lowe’s, without royalty or other consideration, their entire right, title and interest, including any Intellectual Property Rights, in and to the Catalog or the Product Knowledge and all inventions, discoveries, improvements, innovations, ideas, designs, drawings, works of authorship, formulas, methods, techniques, concepts, configurations, compositions of matter, computer programs, computer code, writings, or any combination thereof, produced or created by them, alone or in conjunction with others, in connection with the development or design of the Catalog or the Product Knowledge; and (ii) waive all moral rights therein.  Vendor shall provide Lowe’s with assistance as reasonably required to vest or perfect Lowe’s ownership of all right, title and interest in and to the Catalog and the Product Knowledge, including without limitation, all Intellectual Property Rights therein, and to cooperate with Lowe’s and to do all acts reasonably requested by Lowe’s to evidence, establish, procure, apply, register, record, maintain, enforce and defend Lowe’s ownership interests therein within such time period(s) as is reasonably required to enable Lowe’s to timely preserve or assert its rights in the United States or any other jurisdictions.  Vendor shall not challenge Lowe’s ownership of the Catalog or the Product Knowledge or any part thereof.  Lowe’s hereby grants Vendor a non-exclusive, non assignable, royalty-free license (without the right to sublicense) to use the Intellectual Property Rights in the Catalog and the Product Knowledge to develop the Catalog but only to the extent necessary to develop the Catalog and provide service to Lowe’s.  Lowe’s will have the exclusive right to use the Catalog and the Product Knowledge as it chooses, and Vendor will not use, give, sell, lease, provide, or otherwise convey the Catalog or the Product Knowledge, or any portion thereof, to any individual or entity other than Lowe’s without the prior written consent of Lowe’s.

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(b) Vendor shall not use, reproduce, display, distribute, perform, or prepare derivative works based on the Catalog or Product Knowledge or make, use, sell, offer for sale, or import any product or service that embodies, in whole or in part, the Catalog or Product Knowledge without the express written consent of Lowe’s.  Nothing in this Schedule or the MSBA shall prevent Vendor from utilizing dimensions, performance criteria, pricing data, product specifications or other quantitative data pertaining to Vendor’s products and services outside of the Lowe’s relationship, provided such information does not otherwise constitute Confidential Information and/or Trade Secrets of Lowe’s and provided that Vendor does not use such information, in whole or in part, in connection with any methods or processes (regardless of form) used by Lowe’s or use any combinations of information utilized by Lowe’s, all of which shall constitute Lowe’s Product Knowledge as set forth in Section 5(a) above.

SECTION 6
ADDITIONAL REPRESENTATIONS, WARRANTIES, ETC.

6.1           Authority.  In addition to those representations and warranties set forth in the MSBA, Vendor further represents and warrants that (a) the use by Lowe’s of the Catalog Information will in no way constitute an infringement, misappropriation or other violation of any Intellectual Property Right of any third party, (b) to the best of Vendor’s knowledge, no allegation, claim, action, or suit for the infringement, misappropriation or violation of any Intellectual Property Rights of any third-party has been made or is pending against Vendor or any Person from which Vendor has obtained rights in connection therewith relating to the Catalog Information, and (c) the performance of its obligations hereunder will not result in the violation or breach of the contractual rights of any Person.

6.2           Compliance with Applicable Laws.  Vendor represents and warrants that the exercise of Lowe’s rights granted in this Agreement shall at all times be in compliance with, and that Vendor shall at all times comply with, all applicable laws, rules and regulations, including all import and export regulations, and that Vendor shall at all times obtain and possess all licenses, consents, permits and other required or prudent authorizations to perform its obligations hereunder.

SECTION 7
INDEMNIFICATION

7.1           Vendor Indemnity.  In addition to the indemnification obligations set forth in the “Indemnification” Article of the MSBA, Vendor will defend, indemnity and hold harmless Lowe’s Indemnitees from and against any and all third-party liabilities, damages, losses, claims, demands, assessments, actions, causes of action, and costs (including attorneys’ fees and expenses), arising out of or resulting from the receipt or use by Lowe’s of the Catalog Information, or the exercise of Lowe’s rights hereunder, including, but not limited to, a violation of any third party’s Intellectual Property Rights.

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SECTION 8
USE OF MARKS

8.1           Use of Marks.  Lowe’s may use Vendor’s logos, trademarks, service marks, trade names, or other identifying marks, whether registered or not (collectively “Vendor’s Marks”), in connection with the Catalog without payment to Vendor provided Lowe’s also includes an accompanying disclaimer attributing ownership of the subject mark(s) to Vendor.

SECTION 9
POST TERMINATION

9.1           Obligations Upon Termination of the :MSBA.  In the event of any termination of the MSBA, Vendor shall promptly return to Lowe’s (or, to the extent not returnable because stored electronically or otherwise, destroy and certify in writing that it has destroyed) all original and any copies or other reproductions of papers, materials, files, and other properties, including Confidential Information, of Lowe’s then in its possession.

9.2           Survival.  The obligations and rights of the parties under Sections 1 (Definitions), 4 (Fees), 5 (Ownership of Intellectual Property Rights), 7 (Indemnification), 8.1 (Use of Marks), 9.1 (Obligations Upon Termination of the MSBA), and 9.2 (Survival) shall survive any termination of the MSBA.

SECTION 10
MISCELLANEOUS

10.1        Severability.  If any term or provision hereof should be held to be invalid, unenforceable, or illegal, such holding will not invalidate or render unenforceable any other provision hereof, and the remaining provisions will not be impaired thereby.

10.2        Amendment, Modification and Waiver.  No amendment, modification or addendum will be effective unless reduced to a writing signed by duly authorized officers of both parties, which in the case of Lowe’s will be an officer of at least the senior vice president level or higher.  No term or provision hereof will be deemed waived and no breach excused unless such waiver or consent will be in writing and signed by an authorized officer of the party claimed to have waived or consented.

10.3        Conflict.  In the event of a conflict or inconsistency between the terms set forth herein and the terms of the MSBA, the terms of the MSBA shall control.

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SCHEDULE 2

LOWE’S COMPANIES, INC. STATEMENT OF BUSINESS ETHICS

LOWE’S POLICY STATEMENT:  All employees of Lowe’s are expected to be honest and act in good faith, and to conduct themselves in such a manner to avoid any situation in which his or her interest or the interest of his or her family might adversely affect the best interests of the Company.  The following statements support this policy.  All vendors and suppliers are also expected to support and comply with these policies.  Failure to do so may result in discontinuance of business relationships.

1.
BUSINESS INTERESTS - Employees and their immediate family are prohibited from having any personal financial dealings with any individual or business organization furnishing or seeking to furnish merchandise, supplies, property or services to Lowe’s and are prohibited having an interest in any organization doing business with Lowe’s, other than ownership of a small minority equity interest in a publicly traded company.  Additionally, Employees should not act on behalf of Lowe’s in any transaction with another organization in which their immediate family member has a material financial interest or by which an immediate family member is employed in a management or sales and marketing position.  Immediate family includes parents, children, spouses, siblings, in-laws and anyone (other than a domestic employee) who shares an Employee’s home.

2.
ACCEPTANCE OF GIFTS OR OTHER BENEFITS - Lowe’s has a policy on conflicts of interest that is part of Lowe’s Code of Business Conduct and Ethics that provides, in general, that Employees and members of their immediate families should not request or accept gifts or other personal benefits from any of Lowe’s vendors or service providers.  For information regarding this policy, persons doing business or seeking to do business with Lowe’s should consult the Code of Business Conduct and Ethics that is posted on Lowe’s corporate web site at http://www.shareholder.com/lowes/ethics.cfin.

3.
CORPORATE FUNDS - Lowe’s employees are prohibited from maintaining or authorizing disbursements of Company funds that are not recorded on its books and records.  Any Lowe’s liability to the supplier is to be satisfied only by submission of an appropriately detailed invoice to Lowe’s.

4.
CORPORATE SOURCING POLICY -It is corporate policy that Lowe’s only purchase products and services from vendors whose labor force is made up of employees with a minimum age of no less than 16 years, and that its vendors’ or suppliers’ labor in producing the goods is not furnished, wholly or in part, by convicts or prisoners, except convicts or prisoners on parole, supervised release, or probation, or in any penal or reformatory institution.

All vendors and suppliers are expected to comply with all applicable laws and regulations in the conduct of their business with Lowe’s.

If you are subjected to or are aware of a violation of this policy, please report it by contacting our independent business abuse information clearinghouse at 1-800-784-9592.

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